EXHIBIT 10.1

					           EXECUTION COPY








                             ASSET PURCHASE AGREEMENT


                                  by and among


                      BAE SYSTEMS AEROSPACE ELECTRONICS INC.,
                                   as Seller,


                               IDT ACQUISITION CO.
                                    as Buyer

                                      and

                       INTEGRATED DEFENSE TECHNOLOGIES, INC.,
                                  as Guarantor










                         Dated as of  September  12, 2002



                                TABLE OF CONTENTS

                                                                     Page


ARTICLE I DEFINITIONS                                                     1

     1.1.   Certain Definitions                                           1
     1.2.   Accounting Terms                                              9
     1.3.   Monetary Terms                                                9

ARTICLE II PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES               9

     2.1.   Sale and Transfer of Assets                                   9
     2.2.   Excluded Assets                                              10
     2.3.   Assumed Liabilities                                          12
     2.4.   Liabilities Not Assumed                                      13
     2.5.   Further Assurances                                           14

ARTICLE III CLOSING                                                      14

     3.1.   Closing                                                      14
     3.2.   Payment of Purchase Price; Instruments of Conveyance
            and Transfer                                                 14

ARTICLE IV PURCHASE PRICE                                                15

     4.1.   Purchase Price                                               15
     4.2.   Purchase Price Adjustment                                    15
     4.3.   Allocations; Taxes                                           17
     4.4.   Allocation of Expenses                                       18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER                       19

     5.1.   Organization, Power, Standing                                19
     5.2.   Due Authorization                                            19
     5.3.   No Conflict; Third Party Consents                            19
     5.4.   Government Authorizations                                    20
     5.5.   Financial Information                                        20
     5.6.   Events Subsequent to Date of Balance Sheet                   21
     5.7.   Inventory                                                    22
     5.8.   Accounts Receivable                                          22
     5.9.   Material Contracts                                           22
     5.10.  Real Property and Tangible Personal Property                 23
     5.11.  Intellectual Property                                        24
     5.12.  Tax Matters                                                  24
     5.13.  Litigation                                                   24
     5.14.  Employees                                                    25
     5.15.  Employee and Labor Relations                                 25
     5.16.  Employee Plans                                               25
     5.17.  Environmental Matters                                        26
     5.18.  Entire Business                                              27
     5.19.  Compliance with Law                                          27
     5.20.  Brokers                                                      27
     5.21.  Governmental Contracts                                       27
     5.22.  Disclaimer of Seller                                         28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER                       28

     6.1.   Organization, Power, Standing                                29
     6.2.   Due Authorization                                            29
     6.3.   No Conflict; Third Party Consents                            29
     6.4.   Government Authorizations                                    30
     6.5.   Litigation                                                   30
     6.6.   Brokers                                                      30
     6.7.   Buyer's Acknowledgment                                       30
     6.8.   Operations of Business                                       31
     6.9.   Buyer's Due Diligence                                        31

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING                              31

     7.1.   Conditions Precedent to the Obligations of Buyer             31
     7.2.   Conditions Precedent to the Obligations of Seller            33

ARTICLE VIII COVENANTS                                                   34

     8.1.   Examinations and Investigations                              34
     8.2.   Conduct of Business                                          34
     8.3.   Reasonable Best Efforts                                      36
     8.4.   Employees                                                    36
     8.5.   Employee Benefit Matters                                     38
     8.6.   Workers' Compensation                                        38
     8.7.   Tax Matters                                                  38
     8.8.   Regulatory and Other Approvals; HSR Filings;
            Novations and Consents                                       39
     8.9.   Record Retention                                             41
     8.10.  Use of Names                                                 41
     8.11.  Bulk Sales                                                   41
     8.12.  Publicity                                                    42
     8.13.  Confidentiality                                              42
     8.14.  Non-Competition                                              42
     8.15.  Further Information                                          43
     8.16.  Guarantee                                                    43
     8.17.  Notice of Certain Events                                     43
     8.18.  Transaction Proposals                                        44
     8.19.  Nondisclosure of Proprietory Data                            44

ARTICLE IX INDEMNIFICATION; SURVIVAL                                     44

     9.1.   Indemnification by Seller                                    44
     9.2.   Indemnification by Buyer                                     45
     9.3.   Indemnification for Environmental Matters                    45
     9.4.   Losses Net of Insurance, Etc                                 46
     9.5.   Termination of Indemnification                               47
     9.6.   Procedures Relating to Indemnification                       47
     9.7.   Survival of Representations and Warranties                   48

ARTICLE X TERMINATION OF AGREEMENT                                       49

     10.1.  This Agreement may be terminated prior to the
            Closing as follows                                           49
     10.2.  Effect of Termination                                        49

ARTICLE XI MISCELLANEOUS                                                 49

     11.1.  Expenses                                                     49
     11.2.  Governing Law                                                50
     11.3.  Jurisdiction; Service of Process                             50
     11.4.  Waiver of Jury Trial                                         50
     11.5.  Attorneys' Fees                                              50
     11.6.  Waiver; Remedies Cumulative                                  51
     11.7.  Notices                                                      51
     11.8.  Assignment                                                   52
     11.9.  No Third-Party Beneficiaries                                 53
     11.10. Amendments                                                   53
     11.11. Interpretation; Exhibits and Schedules                       53
     11.12. Entire Agreement                                             53
     11.13. Severability                                                 53
     11.14. Mutual Drafting                                              53
     11.15. Counterparts                                                 53

                    ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 12, 2002 by and among BAE SYSTEMS AEROSPACE ELECTRONICS INC., a Pennsylvania corporation ("Seller"), IDT ACQUISITION CO., a Delaware corporation ("Buyer"), and INTEGRATED DEFENSE TECHNOLOGIES, INC., a Delaware corporation ("Guarantor").

                            RECITALS

     A. Seller is engaged at its Gaithersburg, Maryland facility in the business of designing and manufacturing high-performance radio frequency surveillance equipment used in communications intelligence and signals intelligence applications
(the "Business").

     B. The parties hereto desire that Seller sell, transfer, assign, convey and deliver to Buyer substantially all of the assets and properties of, and rights of Seller used primarily or exclusively in, the Business, and that Buyer purchase, acquire and accept the same, subject to the assumption by Buyer of the liabilities and obligations as set forth herein, upon the terms and subject to the conditions set forth in this Agreement.

     C. It is a condition precedent to the consummation of the transactions evidenced and contemplated hereby that Guarantor execute and deliver this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

   1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accounting Arbitrator" has the meaning set forth in
Section 4.2(e).

          "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including, but not limited to, all trade accounts receivable representing accounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and
(c) any claim, remedy or other right related to any of the foregoing.

          "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental or Regulatory Body.

          "Activities" has the meaning set forth in Section 8.14(a).

          "Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" has the meaning set forth in the preamble.

          "Ancillary Agreements" means the Assignment and Assumption Agreement and Bill of Sale, the Assignment of Patents, the Maryland Landlord's Estoppel Certificate, the Texas
Landlord's Consent to Assignment and Estoppel Certificate and the
Deed of Conveyance.

          "Assets" has the meaning set forth in Section 2.1.

          "Assignment and Assumption Agreement and Bill of Sale" means an assignment and assumption agreement and bill of sale in substantially the form of Exhibit A hereto.

          "Assignment of Patents" means an assignment of patents and/or patent applications in substantially the form of Exhibit B hereto.

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Balance Sheet" has the meaning set forth in Section 5.5(a).

          "Benefit Plans" has the meaning set forth in Section 8.5(a).

          "Business" has the meaning set forth in the Recitals.

          "Business Accounts Receivable" has the meaning set forth in
Section 2.1(c).

          "Business Contracts" has the meaning set forth in Section 2.1(e).

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

          "Business Employee" means each individual who works primarily or exclusively for the Business and who, on the Closing Date, is actively employed by Seller, including any employee who is on vacation leave or jury duty, or on other authorized leave of absence (other than long-term disability), family or workers' compensation leave, or military leave as of the Closing Date, whether paid or unpaid; provided, however, that the term Business Employee shall exclude any other inactive or former employee, including any individual who (a) is on long-term disability leave or unauthorized leave of absence, layoff with or without recall rights at the Closing Date or (b) has been terminated or has terminated his or her employment or retired before the Closing Date.

          "Business Governmental Authorizations" has the meaning set forth in Section 2.1(f).

          "Business Intellectual Property" has the meaning set forth in Section 2.1(g).

          "Business Inventory" has the meaning set forth in
Section 2.1(b).

          "Business Material Adverse Effect" means any circumstance, change or effect that, either individually or in the aggregate with all other circumstances, changes or effects,
(a) has a material adverse effect on the business, assets, financial condition or results of operations of the Business taken as a whole, but excluding (i) effects or changes that are generally applicable to the industries and markets in which the Business operates, (ii) changes in the United States or world financial markets or general economic conditions, or (iii) effects directly or primarily arising out of the execution or delivery of this Agreement or the transactions contemplated hereby or the public announcement thereof, or (b) would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Seller to consummate the Transactions.

          "Business Real Property" has the meaning set forth in
Section 2.1(d).

          "Business Tangible Property" has the meaning set forth in Section 2.1(a).

          "Buyer" has the meaning set forth in the preamble.

          "Buyer Material Adverse Effect" means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Buyer to consummate the Transactions.

          "CERCLA" has the meaning set forth in the definition of "Environmental Law".

          "Claim Notice" has the meaning set forth in Section 9.5.

          "Closing" shall have the meaning set forth in Section 3.1.

          "Closing Date" has the meaning set forth in Section 3.1.

          "Closing Net Assets" means the net difference between the book value of the Assets and the Assumed Liabilities, in each case as of the Closing Date, included in the Closing Statement of Assets and Liabilities.

          "Closing Statement of Assets and Liabilities" has the meaning set forth in Section 4.2(a).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" means that certain Confidentiality Agreement dated June 12, 2002 among Veritas Capital Management, L.L.C., BAE SYSTEMS North America Inc. and First Union Securities, Inc. (d/b/a Wachovia Securities).

          "Contracts" means all executory contracts, agreements, subcontracts, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, which are legally binding, including all amendments, modifications or restatements thereof.

          "Deed of Conveyance" means a deed of conveyance of the Maryland Real Property in substantially the form of Exhibit D hereto.

          "DOJ" has the meaning set forth in Section 8.8(a).

          "DSS" has the meaning set forth in Section 5.4(iii).

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to any Business Employee, other than the Employee Plans.

          "Employee Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and which provides benefits to Business Employees.

          "Environment" means ambient air, surface water, ground water, land surface or subsurface strata.

          "Environmental Claim" means, with respect to any Person, any written notice or claim by any other Person alleging or asserting liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or Release into the Environment, of any Hazardous Material, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" means collectively the
Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable Laws which relate to protection of the Environment, human health or safety or to Releases or threatened Releases of Hazardous Materials in the Environment, or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Contracts" has the meaning set forth in Section 2.2(c).

          "Excluded Intellectual Property" has the meaning set forth in
Section 2.2(g).

          "Excluded Liabilities" has the meaning set forth in Section 2.4.

          "Facilities" means the Maryland Real Property, the
Maryland Leasehold and the Texas Leasehold.

          "Financial Statements" has the meaning set forth in Section 5.5(a).

          "FIRPTA Certificate" has the meaning set forth in Section 8.7(a).

          "FTC" has the meaning set forth in Section 8.8(a).

          "GAAP" means United States generally accepted accounting principles.

          "Government Contract" means any Business Contract entered into between Seller and (i) the United States government,
(ii) any prime contractor to the United States government (in its capacity as such), or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii).

          "Governmental Authorization" means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Body or pursuant to any Law.

          "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

          "Guarantor" has the meaning set forth in the preamble.

          "Hazardous Material" means (i) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials, asbestos in any form that is or could become friable; (ii) any chemicals, materials, substances or wastes which are regulated as, defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminant or words of similar import under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which, or the management or use thereof, is limited or regulated by any Governmental or Regulatory Body.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Person" means any Person claiming indemnification under any provision of Article IX.

          "Indemnifying Person" means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article IX.

          "Intellectual Property" means (i) all copyrightable works, all copyrights, and all applications, registrations and renewals thereof, (ii) all Marks and all applications, registrations and renewals thereof, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and reexaminations thereof, (iv) all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including data and related documentation), whether purchased, licensed or internally developed, and (vii) all copies and tangible embodiments thereof in whatever form or medium.

          "Inventory" means all raw materials, work-in-process, finished goods and merchandise, spare parts, packaging materials and other supplies related thereto.

          "Knowledge of Buyer and/or Guarantor" means and shall be limited to the knowledge, after due inquiry, of Robert B.
McKeon, Thomas J. Campbell, Ramzi Musallam,  Thomas J. Keenan and
John Wilhoite.

          "Knowledge of Seller" means and shall be limited to the knowledge, after due inquiry, of Jill S. Kale, Charles A. Kick
III, Barth R. Pitchford, Russell Stephen Smith and Susan L.
Finkel.

          "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

          "Lease Agreements" means the real property lease agreements listed on Schedule 1.1(b).

          "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

          "Lien" means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or installment contract or encumbrance of any kind.

          "Loss" or "Losses" means any direct or indirect liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, costs or expenses
(including reasonable attorneys' fees and disbursements and the costs of litigation) of any nature.

          "Marks" means trade names, fictional business names, trade dress rights, registered and unregistered trademarks and service marks and logos, including any Internet domain names, and applications therefor, together with all translations, adaptations, derivations and combinations and like intellectual property rights.

          "Maryland Landlord's Estoppel Certificate" means a landlord's estoppel certificate in substantially the form of Exhibit C-1 hereto.

          "Maryland Leasehold" means the leased real property located on the "Sugarland" Sod Farm situated on the north side of Route 107, Poolsville, Maryland, as more specifically described on Schedule 1.1(a).

          "Maryland Real Property" means the real property and improvements thereon located at 700 Quince Orchard Road, Gaithersburg, Maryland 20878, as more specifically described on
Schedule 1.1(a).

          "Material Contracts" has the meaning set forth in
Section 5.9.

          "Multiemployer Plan" has the meaning set forth in
Section 5.16(d).

          "Neutral Accounting Firm" means an independent accounting firm of internationally recognized standing that has not rendered services to either Buyer or Seller, or any Affiliate of either, within 12 months prior to the date hereof.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

          "OSHA" has the meaning set forth in Section 2.3(l).

          "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of Law and Liens for Taxes with respect to an obligation or liability that is not yet due or delinquent or that may thereafter be paid without penalty, (iii) any minor imperfection of title or similar Lien or encumbrance which could not reasonably be expected to have a Business Material Adverse Effect, (iv) any Lien created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the Financial Statements, (v) any Lien created pursuant to any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (vi) any Lien created to secure purchase money indebtedness that is an Assumed Liability.

          "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

          "Property Taxes" has the meaning set forth in Section 4.4(a).

          "PTO" has the meaning set forth in Section 8.5(b).

          "Purchase Price" has the meaning set forth in Section 4.1.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the Environment.

          "Seller" has the meaning set forth in the preamble.

          "Tangible Property" means all furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery and supplies.

          "Tax" or "Taxes" (and, with correlative meanings "Taxable" or "Taxing") means, with respect to any Person, all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

          "Taxing Authority" means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          "Texas Landlord's Consent to Assignment and Estoppel
Certificate" means a consent to assignment and estoppel certificate in substantially the form of Exhibit C-2 hereto.

          "Texas Leasehold" means the leased real property located at 1219 Abrams Road, Richardson, Texas, as more specifically described on Schedule 1.1(a).

          "Third Party Claim" has the meaning set forth in Section 9.6.

          "Title Company" has the meaning set forth in Section 7.1(i).

          "Title Policy" has the meaning set forth in Section 7.1(i).

          "Transaction Documents" means (i) this Agreement, (ii) the Ancillary Agreements and (iii) all other agreements and instruments to be executed by Buyer and/or Seller at or prior to the Closing pursuant to this Agreement or any of the Ancillary Agreements.

          "Transaction Proposal" has the meaning set forth in
Section 8.18.

          "Transactions" means the transactions contemplated by the Transaction Documents.

          "Transfer Taxes" has the meaning set forth in Section 4.3(c).

          "Transferred Employees" means those Business Employees who accept an offer of employment from Buyer as provided in
Section 8.4.

          "WARN" has the meaning set forth in Section 8.4(d).

   1.2. Accounting Terms. All accounting terms shall have the meaning specified by GAAP unless otherwise specified.

   1.3. Monetary Terms. All references to "Dollars" or "$" shall mean U.S. Dollars unless otherwise specified.


                           ARTICLE II

        PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

   2.1. Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the following properties, rights and assets (but in all cases excluding the Excluded Assets) of Seller, as and to the extent existing on the Closing Date (such properties, rights and assets are hereinafter collectively referred to as the "Assets"), free and clear of all Liens other than the Permitted Liens:

          (a) all Tangible Property located in, at or upon the Facilities and used by Seller primarily or exclusively with respect to the operation of the Business, including, but not limited to, the Tangible Property set forth on Schedule 2.1(a) (the "Business Tangible Property");

	  (b) all Inventory located in, at or upon, or in transit to, the Facilities and used by Seller primarily or exclusively with respect to the operation of the Business (the "Business
Inventory");

          (c) all Accounts Receivable of Seller arising exclusively out of Seller's operation of the Business (the "Business Accounts
Receivable");

          (d) all real property (including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto) owned or leased by Seller and used primarily or exclusively in the conduct of the Business, including, but not limited to, the real property set forth on
Schedule 2.1(d) (the "Business Real Property");

          (e) subject to Sections 8.8(c) and (d), all Contracts (other than the Excluded Contracts), including the Lease Agreements, to which Seller is a party and which relate primarily or exclusively to Seller's operation of the Business or the Facilities, including, but not limited to, those set forth on
Schedule 2.1(e) (the "Business Contracts");

          (f) to the extent transferable, all Governmental Authorizations of Seller relating primarily or exclusively to Seller's operation of the Business or necessary to Seller's use, ownership or operation of the Business or the Assets and all pending applications therefor or renewals thereof, including, but not limited to, those (to the extent transferable) set forth on
Schedule 2.1(f) (the "Business Governmental Authorizations");

          (g) the Intellectual Property used by Seller primarily or exclusively with respect to Seller's operation of the Business set forth on Schedule 2.1(g) (the "Business Intellectual
Property");

          (h) all of Seller's claims, demands, deposits (including security deposits made under the Lease Agreements), refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (other than those excluded pursuant to Section 2.2(d)) relating primarily or exclusively to Seller's operation of the Business, including, but not limited to, rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller other than those excluded pursuant to Section 2.2(d), in each case relating primarily or exclusively to Seller's operation of the Business;

          (i) all prepaid charges, expenses, sums and fees of Seller relating primarily or exclusively to Seller's operation of the Business (other than those excluded pursuant to Section 2.2(e)), including all deposits/progress payments received by Seller relating to the Business Contracts to be assigned to Buyer which Seller, as of the Closing Date, shall not have expended for work under the Business Contracts to which such deposits/progress payments relate;

          (j) all general, financial and personnel records, ledgers, sales invoices, accounts and payable records, files, books and documents, correspondence and other files and records, including customer lists and sales records, of Seller pertaining primarily or exclusively to Seller's operation of the Business; and

          (k) all other assets and property of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date and which are used by Seller primarily or exclusively in Seller's operation of the Business or the Facilities.

Notwithstanding the foregoing, Seller may retain and use in appropriate circumstances copies of any Contracts or records:
(i) which relate to properties or activities of Seller other than the Business, or (ii) which are required to be retained pursuant to any legal requirement, for financial reporting purposes, for tax purposes, or otherwise in connection with the Excluded Liabilities.

   2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

          (a) all cash and cash equivalents, including, without limitation, checking accounts, bank accounts, lock box numbers, marketable securities, commercial paper, certificates of deposit and other bank deposits, and treasury bills (other than cash or cash equivalents relating to deposits/progress payments transferred to Buyer pursuant to Section 2.1(i));

          (b) all insurance policies and all rights of every nature (including proceeds) under or arising out of such policies;

          (c) all Contracts to which Seller is a party and which (i) do not relate primarily or exclusively to the Business, or (ii) are set forth on Schedule 2.2(c) (collectively, the "Excluded
Contracts");

          (d) all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Excluded Liabilities, including, but not limited to, rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller and those set forth on Schedule 2.2(d);

          (e) all prepaid charges, expenses, sums and fees set forth on Schedule 2.2(e);

          (f) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, shares of capital stock, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

          (g) the Intellectual Property set forth on Schedule 2.2(g) and all other Intellectual Property of Seller other than the Business Intellectual Property (collectively, the "Excluded
Intellectual Property");

          (h) all proprietary or confidential business or technical information, records and policies that relate generally to Seller and are not used primarily or exclusively in Seller's operation of the Business, including, without limitation, organization manuals, strategic plans and Tax records and related information;

          (i) all personnel records and other records that Seller is required by Law to retain in its possession or is not permitted under Law to provide to Buyer;

          (j) all rights in connection with, and assets of, any Employee Plan, except to the extent otherwise provided in Section 8.5;

          (k) all properties, rights and assets of Seller set forth on Schedule 2.2(k);

          (l) all rights of Seller under this Agreement, any other Transaction Document or the Transactions;

          (m) all records prepared in connection with the sale of the Business to Buyer; and

          (n) all other properties, rights and assets of Seller which are not used by Seller primarily or exclusively in Seller's operation of the Business.

   2.3. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, the following Liabilities (the "Assumed Liabilities"):

          (a) all Liabilities of Seller which are (i) reflected on the Closing Statement of Assets and Liabilities as finally determined in accordance with Section 4.2 or (ii) expressly assumed by Buyer under the terms of this Agreement;

          (b) all Liabilities of Seller under the Business Contracts, Business Governmental Authorizations and Business Intellectual
Property;

          (c) all Liabilities arising from claims relating to warranty obligations or services, or claims of manufacturing or design defects (but excluding product liability claims), with respect to any product or service produced, sold or provided by Seller or Buyer in connection with the operation of the Business; provided, however, that the aggregate Liabilities arising from products or services produced, sold or provided by Seller that are assumed by Buyer pursuant to this Section 2.3(c) shall not exceed 150% of the Liabilities reserved for claims relating to warranty obligations or services, or claims of manufacturing or design defects, in each case, on the Closing Statement of Assets and Liabilities;

          (d) all Liabilities for product liability claims arising from any product or service produced, imported, sold or provided by Buyer after the Closing;

          (e) all Liabilities for infringement claims arising from any product or service produced, imported, offered for sale, sold or provided by Buyer after the Closing;

          (f) all Liabilities for rebates, price adjustments, adjustments to accounts payable, future delivery obligations, discounts or promotions to the extent relating primarily or exclusively to Seller's operation of the Business; provided, however, that the aggregate Liabilities arising from rebates, price adjustments, adjustments to accounts payable, discounts or promotions as a result of commitments made by Seller prior to the Closing that are assumed by Buyer pursuant to this Section 2.3(f) shall not exceed 100% of the Liabilities reserved for such items on the Closing Statement of Assets and Liabilities;

          (g) subject to the provisions of Section 9.3, all Liabilities arising out of (i) any Environmental Claim, or (ii) any Release of any Hazardous Materials, or (iii) any Environmental Law, in each case only to the extent arising out of or relating to the operation of the Business or Seller's or Buyer's leasing, ownership or operation of the Assets or the Facilities;

          (h) all Liabilities under any employment, severance, retention, or termination agreement existing at the Closing and specified on Schedule 2.3(h) with any Business Employee, to the extent accruing after the Closing or arising out of or in connection with the termination of any such Business Employee after the Closing;

          (i) all Liabilities arising out of or relating to any employment-related claim of any Transferred Employee filed after the Closing;

          (j) all Liabilities accruing on or before the Closing that are reflected and reserved for on the Closing Statement of Assets and Liabilities and all Liabilities accruing after the Closing, in each case relating to payroll, vacation and sick pay for the Transferred Employees;

          (k) all Liabilities for or in respect of Taxes in connection with the operation of the Business or in respect of the Assets (i) that are the responsibility of Buyer pursuant to
Section 4.3(c) or Section 4.4(a) or (ii) arising after the Closing with respect to periods after the Closing;

          (l) all Liabilities relating to any claim filed after the Closing relating to the Business and arising out of or relating to the Occupational, Safety and Health Act of 1970 and any regulations, decisions or orders promulgated thereunder ("OSHA"), including, without limitation, any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as of the Closing Date or as thereinafter may be amended or superseded; and

          (m) all Liabilities relating to Buyer's ownership or use of the Assets or the conduct of the Business after the Closing.

   2.4.  Liabilities Not Assumed.  Other than the Assumed Liabilities,
Buyer shall not assume or otherwise be responsible for any other Liabilities of Seller (the "Excluded Liabilities"). Without limiting the foregoing, Excluded Liabilities shall include:

          (a) any Liability with respect to any Employee Plan, except to the extent otherwise provided in Section 8.5;

          (b) any Liability of Seller for Taxes, including, but not limited to, all Liabilities for or in respect of any Taxes for all periods ending on or prior to the Closing Date, excluding those Taxes that are the responsibility of Buyer pursuant to
Section 4.3(c) or Section 4.4(a);

          (c) any Liability for product liability claims arising from any product or service produced, imported, sold or provided by Seller prior to the Closing;

          (d) any Liability for infringement claims arising from any product or service sold or provided by Seller prior to the Closing;

          (e) any Liability of Seller under this Agreement or any other Transaction Document;

          (f) any Liability for legal, accounting and audit fees and any other expenses incurred by Seller in connection with this Agreement or any other Transaction Document;

          (g) any Liability of Seller relating primarily or exclusively to the Excluded Assets (unless specifically included as an Assumed Liability in Section 2.3);

          (h) any Liability for workers' compensation claims made by any Business Employee or former employee of Seller arising solely from any injury, illness or other event occurring on or before the Closing; and

          (i) except as otherwise set forth in Section 2.3, all Liabilities relating to the ownership or use of the Assets or the Facilities or the conduct of the Business at or before the Closing.

   2.5. Further Assurances. From time to time after the Closing, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto (including, without limitation, a trademark assignment agreement in a form reasonably acceptable to Buyer and Seller). Buyer shall take such actions as Seller may reasonably request in order to assure Buyer's assumption of the Assumed Liabilities.


                           ARTICLE III

                             CLOSING

   3.1. Closing. The Closing hereunder (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date or at such other place or time as the parties may mutually agree upon, but in any event not later than October 18, 2002 (if this Agreement is terminated in accordance with Section 10.1(d)) (such date of the Closing is hereinafter referred to as the "Closing Date"). The Closing will be deemed effective at 5:00 p.m. in New York, New York on the Closing Date.

   3.2. Payment of Purchase Price; Instruments of Conveyance and Transfer.

          (a) At the Closing, Buyer shall (i) deliver to Seller the Purchase Price, and (ii) execute and deliver to Seller the Assignment and Assumption Agreement and Bill of Sale, the
Assignment of Patents, the Maryland Landlord's Estoppel
Certificate, the Texas Landlord's Consent to Assignment and
Estoppel Certificate and the Deed of Conveyance.

           (b) At the Closing, Seller shall execute and deliver to Buyer, the Assignment and Assumption Agreement and Bill of Sale, the Assignment of Patents, the Maryland Landlord's Estoppel
Certificate, the Texas Landlord's Consent to Assignment and
Estoppel Certificate and the Deed of Conveyance.

                           ARTICLE IV

                         PURCHASE PRICE

   4.1.  Purchase Price.  The purchase price for the Assets (the
"Purchase Price") is One Hundred Forty-Six Million Dollars ($146,000,000), subject to adjustment as provided in Section 4.2, payable in cash by wire transfer of immediately available funds at the Closing to a bank account designated by Seller.

   4.2.  Purchase Price Adjustment.

          (a) Within sixty (60) Business Days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Assets and the Assumed Liabilities as of the close of business on the Closing Date (such statement, the "Closing Statement of
Assets and Liabilities"). Seller shall cooperate with Buyer in connection with, and shall furnish to Buyer all such information as Buyer may reasonably require, in the preparation of the Closing Statement of Assets and Liabilities; provided, however, that Seller acknowledges that Buyer shall have the primary responsibility and authority for preparing the Closing Statement of Assets and Liabilities. The Closing Statement of Assets and Liabilities will be prepared (i) using the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the Financial Statements, and
(ii) on the basis of facts existing and events occurring on or before the Closing Date only; provided, however, that the Closing Statement of Assets and Liabilities shall exclude Taxes. In the event that the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures.

          (b) The parties hereto agree that the procedure set forth herein with respect to the Closing Statement of Assets and Liabilities, and the purchase price adjustment provided herein, are not intended to permit the introduction of different accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or a different level of prudence for purposes of determining the asset and liability balances from those used to prepare the Financial Statements. The adjustment contemplated by this Section 4.2 is intended to show the change in Closing Net Assets from the date of the Balance Sheet to the Closing Date, and such change can only be measured if the calculation is done the same way, using the same methods, for both dates.
Accordingly, and without limiting the generality of the foregoing, the calculation of Closing Net Assets shall not include any change in the net difference between the value of the Assets and the Assumed Liabilities that arises because of a re-assessment of the value of Assets or Assumed Liabilities at June
28, 2002, or any change in the net difference between the value of the Assets and the Assumed Liabilities that does not arise as a result of an event occurring after June 28, 2002. Following the Closing, Buyer shall not take any actions with respect to the accounting books and records of the Business on which the Closing Statement of Assets and Liabilities is to be based that are not consistent with the Business's past practices. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Balance Sheet except as a result of events occurring after the date of the Balance Sheet and, in such event, only in a manner consistent with past practices.

          (c) Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing
Statement of Assets and Liabilities and the resolution of any disputes that may arise under this Section 4.2.

          (d) If Seller disagrees with the determination of the Closing Net Assets as shown on the Closing Statement of Assets and Liabilities, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Closing Statement of Assets and Liabilities, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. Subject to compliance by Buyer with the next sentence, after the end of such forty-five (45) day period, Seller may not introduce additional disagreements with respect to any item in the Closing Statement of Assets and Liabilities or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Seller and will be final and binding upon the parties. During the forty-five (45) day period of its review, Seller shall have reasonable access to any documents, schedules or workpapers, including those of independent auditors or other agents, used in the preparation of the Closing Statement of Assets and Liabilities, to the personnel who prepared the Closing Statement of Assets and Liabilities and to other employees of or advisors to Buyer or the Business to the extent access is reasonably required for Seller to assess the acceptability of the Closing Statement of Assets and Liabilities.

          (e) Buyer and Seller agree to negotiate in good faith to resolve any disagreement with respect to the Closing Statement of Assets and Liabilities. If Buyer and Seller are unable to resolve all disagreements properly identified by Seller pursuant to Section 4.2(d) within thirty (30) Business Days after delivery to Buyer of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the "Accounting Arbitrator"). The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and Seller; provided that (i) if the parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator. The Accounting Arbitrator will only consider those items and amounts set forth in the Closing Statement of Assets and Liabilities as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of the Agreement and shall deliver to Buyer and Seller, as promptly as practicable and in any event within 60 Business Days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or level of prudence used to prepare the Financial Statements, and whether there were mathematical errors in the calculation of the Closing Net Assets, and the Accounting Arbitrator is not to make any other determination, including any determination as to whether GAAP was followed for the Balance Sheet or the Closing Statement of Assets and Liabilities or as to whether the Closing Net Assets is correct. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and Seller. Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

          (f) If the Closing Net Assets as finally determined in accordance with this Section 4.2 are less than $24,957,762, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall, and if the Closing Net Assets are greater than $24,957,762, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess.

          (g) If any adjustment under this Section 4.2 results in a reduction in the Purchase Price, Seller shall pay to Buyer the amount of such reduction, and if any adjustment results in an increase in the Purchase Price, Buyer shall pay to Seller the amount of such increase, in each case, by wire transfer of immediately available funds to an account designated by the party receiving payment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the Closing Date.

   4.3.  Allocations; Taxes.

          (a) The consideration (within the meaning of Section 1060 of the Code) paid by Buyer hereunder shall be allocated among the Assets in accordance with a schedule to be prepared by Buyer.
Buyer shall deliver to Seller a draft schedule not later than thirty (30) days after the final determination of the Closing Net Assets pursuant to Section 4.2. Seller shall have thirty (30) Business Days to provide Buyer with any objections to such draft schedule. If Seller shall object to the computation or allocation by Buyer of such amounts and Buyer and Seller shall not reach agreement on the computation or allocation within thirty (30) Business Days after notification by Seller of its objection, then such disagreements shall be submitted for final and binding resolution to an Accounting Arbitrator chosen in accordance with the terms of Section 4.2(e).

          (b) Such consideration allocation shall be made consistent with Section 1060 of the Code. Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax
Return, or before any Taxing Authority or in any judicial proceeding to the extent Tax issues are raised, that is in any way inconsistent with the allocation of the consideration among the assets determined in accordance with Section 4.3(a).

          (c) Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the aggregate fair market values of the Assets as contemplated by Section 4.3(a). Each of Buyer and Seller shall bear, and to the extent permitted by law shall pay, 50% of all sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Assets ("Transfer Taxes"), and Buyer and Seller shall reimburse each other for 50% of any Transfer Taxes paid by the other party within fourteen (14) days of such other party's written request. Notwithstanding anything to the contrary contained herein, Buyer shall be responsible for 100% of any Transfer Taxes incurred in connection with the purchase and sale of the Assets if such Transfer Taxes would be payable by Seller as a result of Buyer's failure to (i) obtain the necessary sales and use tax permits in the states of Maryland and Texas or
(ii) timely deliver any necessary resale certificates.

   4.4. Allocation of Expenses. The following expenses attributable to the Business shall be allocated between and are hereby assumed by Buyer and Seller as follows:

          (a) All state, county and local ad valorem Taxes on real or personal property ("Property Taxes") shall be prorated between Buyer and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All prepaid expenses (including any lease payment but excluding Taxes) paid by Seller prior to the Closing Date and all other expenses paid by the Seller in respect of the Business shall be apportioned between Buyer and Seller as of the Closing
Date computed on the basis of the applicable time period to which the expenses apply.

          (b) All prorations shall be made, insofar as feasible, on the Closing Date, and the Purchase Price shall be adjusted in the same manner as adjustments for indemnification payments as set forth in Section 9.4(b)(ii). During the three-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period.
In the event Buyer or Seller shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with Section 4.4(a) or that were re-prorated in accordance with Section 4.4(a), then Buyer or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).

                            ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SELLER

          The representations and warranties of Seller contained in this Article V (other than those contained in Section 5.2, Section 5.6(a) and Section 5.9(iv)) shall be deemed true, correct and complete, and Seller shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article V, has had or could reasonably be expected to have a Business Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material", "materially," "in all material respects" or similar terms or phrases in any such representation or warranty. The representations and warranties in Section 5.9(iv) shall be deemed to be true, correct and complete, and shall not be deemed to have been breached, unless they are untrue, incorrect or incomplete in any material respect. The representations and warranties in
Section 5.2 and Section 5.6(a) shall not be qualified by either of the two preceding sentences.

          Except as set forth on the Schedules (it being understood that an item included on a Schedule referenced in any Section or subsection of this Article V shall be deemed to relate to each other Section or subsection of this Article V to the extent such relationship is reasonably apparent), and subject to the preceding paragraph, Seller represents and warrants to Buyer that:

   5.1. Organization, Power, Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Assets and to conduct the Business and its other businesses as presently conducted and to enter into the Transaction Documents and to consummate the Transactions. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business substantially as conducted immediately prior to the date of this Agreement.

   5.2. Due Authorization. Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party. The execution and delivery by Seller of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other
Transaction Documents, when executed, will be, duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforcement may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

   5.3. No Conflict; Third Party Consents. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and each of the other Transaction Documents will not, and the consummation of the Transactions will not (with or without notice or lapse of time or both) (i) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Seller, (ii) result in the imposition of any Lien upon any of the Assets, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any Contract to which Seller is a party or by which it or the Assets are bound, (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order, or (iv) except for the filing requirements set forth in Section 5.4, require on the part of Seller any Governmental Authorization or any filing with or notice to any Governmental or Regulatory Body. Except as set forth on Schedule
5.3 or Schedule 5.4 or as disclosed in Section 5.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller of this Agreement or any of the other Transaction
Documents to which Seller is or is to become party or the consummation of the Transactions.

   5.4. Government Authorizations. (a) Execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and consummation of the Transactions, will not require on the part of Seller any Governmental Authorization or any filing with or notification to any Governmental or Regulatory Body except with respect to the following:

            (i)  The pre-merger notification requirements of the HSR Act;

           (ii) The novation of the Government Contracts as contemplated by Section 8.8;

          (iii) The facilities clearance requirements of the Defense Security Service of the United States Department of Defense
("DSS"), as set forth in the relevant Industrial Security
Regulation and the National Industrial Security Program Operating
Manual, as may be amended from time to time; and

           (iv)  The Governmental Authorizations set forth on Schedule 5.4.

         (b) Schedule 2.1(f) and Schedule 2.2(k) set forth all Governmental Authorizations owned, held or possessed by Seller that are necessary to own or lease, operate and use the Assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement other than such Governmental Authorizations the failure of which to own, hold or possess would not result in a Loss to the Business of more than $1,000 individually or $5,000 in the aggregate.


   5.5.  Financial Information.

          (a) Seller has delivered to Buyer and Schedule 5.5(a) contains true, correct and complete copies of (i) unaudited pro forma statements of assets and liabilities of the Business as of June 28, 2002 (the "Balance Sheet"), and (ii) the related unaudited pro forma statement of revenues, costs and expenses of the Business for the years ended December 31, 2000, December 31, 2001 and the portion of 2002 ended June 28, 2002 (together with the Balance Sheet, the "Financial Statements"). Except as set forth on Schedule 5.5(a), the Financial Statements (i) fairly and accurately present, subject to normal adjustments, in all material respects the assets, liabilities and financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, (ii) were compiled from and are in accordance with books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, and (iii) were prepared in accordance with the accounting methods, standards, policies, practices, estimation methodologies, assumptions and procedures described therein or set forth on Schedule 5.5(a).

          (b) Except as and to the extent reflected on the Financial Statements or on Schedule 5.5(b), Seller does not have any Liabilities that are within the definition of Assumed Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since June 28, 2002 in the ordinary course of business and consistent with past practice.

   5.6. Events Subsequent to Date of Balance Sheet. Except as set forth on Schedule 5.6 or as consented to in writing by Buyer (and excluding the Transactions), since June 28, 2002 and until the date of this Agreement:

          (a)  there has not been a Business Material Adverse Effect;

          (b) Seller has carried on the Business in the ordinary course of business;

          (c) Seller has not, except in the ordinary course of business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller primarily or exclusively relating to the Business having a value in excess of $500,000;

          (d) Seller has not, except in the ordinary course of business, entered into any Business Contract or agreed to any material modification, amendment or extension of any Business Contract requiring or likely to require payments to or from Seller in any one year of more than $500,000;

          (e) Seller has not, except in the ordinary course of business, entered into any written agreement with any Business Employee or consultant relating primarily or exclusively to the Business, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance;

          (f) Seller has not, except in the ordinary course of business, undertaken or committed to undertake capital expenditures; and

          (g)  Seller has not committed to do any of the foregoing.

          Buyer acknowledges that there may be disruption to the Business as a result of the announcement by Seller of its intention to sell the Business (and there may be disruption to the Business as a result of the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby), and Buyer acknowledges that such disruptions do not and shall not constitute a breach of this
Section 5.6.

   5.7. Inventory. All Inventory, including without limitation all Inventory shown on the Financial Statements and all Inventory thereafter created or acquired by Seller prior to the Closing
Date, has been created or acquired in the ordinary course of business and is of a quality usable and saleable in the ordinary course of business, except to the extent of normal obsolescence and subject, in the case of raw materials and work-in-progress, to the completion of the production process.

   5.8. Accounts Receivable. All Accounts Receivable of Seller with respect to the Business, including without limitation all Accounts Receivable as shown on the Financial Statements, are valid receivables and resulted from transactions in the ordinary course of business for bona fide products delivered or services rendered. As of the date of this Agreement, no written notice has been received from any account debtor that any amount of such Accounts Receivable are subject to any pending or threatened set-off, discount or counterclaim of any kind, other than consistent with past practices pursuant to reserve methodologies. Schedule
5.8 contains a list of account debtors as of June 28, 2002, the amount of all Accounts Receivable and the aging thereof, in each case with respect to the Business.

   5.9. Material Contracts. Schedule 5.9 sets forth a list, as of the date of this Agreement, of each of the following Business Contracts (other than Excluded Contracts) (collectively, the "Material
Contracts"):

             (i) Contracts for the future acquisition or sale of any assets involving $500,000 individually (or in the aggregate, in the case of any related series of Contracts), other than acquisitions or sales of Inventory in the ordinary course of business;

            (ii)  Contracts relating to joint ventures or partnerships;

           (iii) Contracts calling for future aggregate purchase prices or payments to or from Seller in any one year of more than $500,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

            (iv) Contracts containing covenants of Seller prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area;

             (v) Contracts relating to the acquisition by Seller of any operating business, the capital stock of any other Person or, except for Inventory and Tangible Property acquired in the ordinary course of business, any other assets or property (real or personal) for a purchase price of more than $500,000 individually (or in the aggregate, in the case of any related series of Contracts);

            (vi) Contracts requiring the payment by or to Seller of a royalty, override or similar commission or fee of more than $500,000 in any one year or any Contract relating to Intellectual Property or research and development;

           (vii) all collective bargaining agreements and all Contracts (to the extent in writing) relating to employment, compensation, benefits, termination, retention, severance (other than standard employee manuals and the like);

          (viii) Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of liabilities or performance of obligations of any other Person by Seller; and

            (ix) Contracts and other agreements pursuant to which any Person has granted to Seller or has been granted by Seller the right to use or purchase any Tangible Property or Intellectual Property and involving the payment of amounts in excess of $500,000 in any year.

         Seller has made available to Buyer true, correct and complete copies of all of the Material Contracts. With respect to each Material Contract, as of the date of this Agreement (a) such Material Contract is legal, valid, binding, enforceable, and in full force and effect, (b) Seller is not in breach or default under any Material Contract, and (c) to the Knowledge of Seller, no other party to any Material Contract is in breach or default thereof.

   5.10. Real Property and Tangible Personal Property. Schedule 2.1(d) lists and describes briefly all of the Business Real Property owned in fee or leased by Seller and used primarily or exclusively in the conduct of the Business and identifies the record title holder of all such real property.
Schedule 5.10 sets forth a true, correct and complete list, as of the date of this Agreement, of all Contracts, including the Lease
Agreements, pursuant to which Seller occupies or uses such real property. Seller has delivered to Buyer true, correct and complete copies of all such Contracts.

          (a) Schedule 2.1(a) sets forth a list, as of the date of this Agreement, of each material item of the Business Tangible
Property.

          (b) Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of any Liens, other than Permitted Liens.

          (c) The material items of Business Tangible Property capitalized on the Closing Statement of Assets and Liabilities have been maintained in accordance with Seller's normal practice and are in usable condition for the operation of the Business, ordinary wear and tear and aging excepted.

          (d) All buildings and plants utilized by Seller in the conduct of the Business immediately prior to the date of this Agreement are in substantially good operating condition and repair, subject to continued repair and replacement in accordance with past practice.

          (e) There is not under any of the Lease Agreements any existing default on the part of Seller or, to the Knowledge of Seller, any other party thereto, nor any facts which, with the passage of time or notice of default or both, would constitute such a default. The rental amount set forth in each Lease Agreement represents the actual rental amounts being paid, and there are no separate agreements or understandings amending or modifying such rental amounts.

          (f) As of the date of this Agreement, Seller has not received notice of any condemnation proceedings or eminent domain proceedings of any kind pending against the Business Real
Property or any portion thereof.

          (g) Seller has not received any extant notice alleging that the improvements comprising part of the Business Real Property violate: (i) any applicable deed restrictions or applicable covenants, restrictions or other similar agreements; (ii) any existing site plan approvals, zoning or subdivision regulations;
or (iii) any urban redevelopment plans, as modified by any duly issued variances.

   5.11. Intellectual Property.

          (a) Schedule 2.1(g) identifies each item of Business Intellectual Property, including any patents or patent applications. Seller has delivered to Buyer correct and complete copies of all such patents and patent applications. To the Knowledge of Seller, and except to the extent any patents or patent applications are identified as "Expired" or "Abandoned" on
Schedule 2.1(g), all fees now due to obtain and maintain such patents and patent applications have been paid, and such patent and patent applications are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

          (b) Except as set forth on Schedule 5.11, to the Knowledge of Seller, none of the Business Intellectual Property owned by Seller infringes upon the rights of any other Person. Within the last three (3) years of the date of this Agreement, Seller has not received written notice that any Person, other than Seller, claims any ownership interest in any of the Business Intellectual Property owned by Seller.

   5.12. Tax Matters.

          (a) Except as set forth on Schedule 5.12, Seller has or will have (i) timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning material Taxes applicable to the Assets or the Business that are required to be filed by applicable Law in all jurisdictions in which such Tax Returns are required to be filed prior to the date hereof or the Closing Date, as the case may be, and all such Tax Returns were true, accurate and complete in all material respects, and (ii) timely paid in full all Taxes shown as due on such Tax Returns.

          (b) There are no material Liens with respect to any Taxes upon any of the Assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

          (c) None of the Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code, and none of the Assets is subject to a safe harbor lease pursuant to the former Section
168(f)(8) of the Internal Revenue Code of 1954.

   5.13. Litigation. Except as set forth on Schedule 5.13, as of the date of this Agreement: (a) there is no Action or Proceeding pending or, to the Knowledge of Seller, threatened during the last twelve
(12) months which relates to the Assets or the Assumed
Liabilities or primarily or exclusively to the Business; and
(b) there is no Order to which Seller is subject which relates to the Assets or the Assumed Liabilities or primarily or exclusively to the Business. This Section 5.13 shall not apply to matters under Environmental Law which are exclusively the subject of
Section 5.17.

   5.14. Employees. Schedule 5.14 sets forth a true, correct and complete list, as of the date hereof, of the name, department, title and salary of each Business Employee whose annual salary exceeds $100,000.

   5.15. Employee and Labor Relations.  (a)  Except as set forth on
Schedule 5.15, to the Knowledge of Seller,

             (i) Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Business Employees;

            (ii) as related to the Business, Seller has complied in all material respects with all Laws relating to employment practices;

           (iii) there has not been pending or existing in the last twelve (12) months of the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Business;

            (iv) as of the date of this Agreement, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or similar governmental agency outside of the United States involving the Business, and no such charge or complaint has been made against Seller during the last twelve (12) months of the date of this Agreement;

             (v) no application or petition for an election of or for certification of a collective bargaining agent relating to the Business is pending as of the date of this Agreement; and

            (vi) there has been no charge of discrimination relating to the Business filed against Seller with the Equal Employment
     Opportunity Commission or similar governmental agency during the last twelve (12) months of the date of this Agreement.

       (b) Schedule 2.3(h) contains a list of all employment, severance, retention or termination agreements relating to the Business to be assumed by Buyer.

       (c)  Except as set forth on Schedule 2.3(h), no Business
Employee is a party to any employment, severance, retention, termination or other agreement that entitles him or her to compensation or other benefits upon consummation of the Transactions.

   5.16. Employee Plans.

          (a) Schedule 5.16(a) identifies each Employee Plan and Employee Benefit Arrangement. Seller has furnished or made available to Buyer copies of the Employee Plans and all amendments thereto together with, where applicable, each Employee Plan's summary plan description and any summaries of material modifications thereto, and descriptions of all Employee Benefit Arrangements.

          (b) Neither Seller, nor any other Person or entity that, together with Seller is treated as a single employer under
Section 414(b) or (c) of the Code or Section 4001 of ERISA, has incurred (i) any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, (ii) any liability under
Section 412 of the Code, or (iii) any liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, that in any such case would become a Liability of Buyer after the Closing Date.

          (c) No Employee Plan or Employee Benefit Arrangement covering Business Employees provides for medical or death benefits beyond termination of service or retirement, other than
(i) coverage mandated by law, or (ii) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code.

          (d) No Employee Plan covering any Business Employee is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"); and neither Seller, nor any other Person or entity that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or
Section 4001 of ERISA, has at any time during the six (6) year period preceding the Closing Date, contributed to or been obligated to contribute to any Multiemployer Plan on behalf of Business Employees.

   5.17. Environmental Matters.  Except as set forth on Schedule 5.17:

          (a) as relating to the Business or the Facilities, Seller has complied and is in compliance in all material respects with all applicable Environmental Laws;

          (b) Seller has not received any Environmental Claim that relates in any way to a Release, or any Hazardous Materials stored or disposed on, in, under or from, or generated by or derived or transported from, the Facilities which is presently outstanding and unresolved nor to the Knowledge of Seller, is any such Environmental Claim threatened;

          (c) Seller has all Governmental Authorizations required for the conduct of the Business and operation of the Facilities under applicable Environmental Laws, all such Governmental
Authorizations were lawfully and validly issued and Seller is in compliance in all material respects with all such Governmental
Authorizations;

          (d) as of the date of this Agreement, Seller is not party to, or subject to the terms of, any material Order, consent or settlement agreement under any applicable Environmental Law in connection with the Business or the Facilities. Seller has not received any written notice of any facts or circumstances that are reasonably likely to result in the issuance of a material
Order;

          (e) to the Knowledge of Seller, there has been no Release of Hazardous Materials at, on, under or from the Facilities or the Business Real Property in amounts requiring investigation or cleanup, or that are otherwise reasonably likely to result in liability under Environmental Laws; and

          (f) Seller has made available to Buyer copies of all environmental reports, studies, assessments and data prepared in the past five (5) years by or for Seller, or which is otherwise in Seller's possession or control.

   5.18. Entire Business. Except as set forth on Schedule 5.18, and except for any Excluded Assets and Governmental Authorizations and Contracts that cannot be transferred by Seller, the Assets comprise all of the properties, assets, rights and facilities material for the conduct of the Business in the manner in which it is presently conducted by Seller.

   5.19. Compliance with Law.

          (a) Except as set forth on Schedule 5.19(a), Seller is not in violation of any Law or Order to which the Business or the Assets or the Assumed Liabilities are subject.

          (b) With respect to the Business and the Assets, Seller is not in material violation, breach or default of any term, condition, regulation or statute governing any Contract between the United States, or any agency thereof, and Seller existing as of the date hereof or the Closing Date, except as set forth on
Schedule 5.19(b).

          (c) With respect to the Business and the Assets, Seller possesses all Governmental Authorizations necessary to carry on the business and operations of Seller as presently conducted.

This Section 5.19 shall not apply to matters under Environmental
Law which are exclusively the subject of Section 5.17.

   5.20. Brokers. Except as set forth on Schedule 5.20, all negotiations relative to the Transaction Documents and the Transactions have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment. Any finder's fee, brokerage commission or similar payment due to any Person named on Schedule 5.20 shall be the responsibility of Seller.

   5.21. Governmental Contracts.

          (a) Except as set forth on Schedule 5.21, with respect to each Government Contract (i) Seller has complied with all terms and conditions and all applicable Laws; (ii) no written notice has been received by Seller alleging that Seller is in breach or violation of any Law or contractual requirement; (iii) no written notice of termination, cure notice or show-cause notice has been received by Seller; (iv) to the Knowledge of Seller all Cost or Pricing Data (as defined in Federal Acquisition Regulation Section 15.401) and other information submitted by Seller or Seller's subcontractors in support of the negotiation of such Government Contract, or modification thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission, current, accurate and complete; (v) no cost incurred by Seller pertaining to such Government Contract (A) has been formally questioned or challenged, (B) is to the Knowledge of Seller the subject of any investigation or (C) has been disallowed by the United States government; and (vi) no money due to Seller pertaining to such Government Contract has been withheld or offset nor has any claim been made to withhold or offset money, and to the Knowledge of Seller, Seller is entitled to all progress payments received with respect thereto.

          (b) Except as set forth on Schedule 5.21, to the Knowledge of Seller, neither Seller nor any of its directors, officers or employees is (and for the last three (3) years has been), with respect to the Business: (i) under administrative, civil or criminal investigation, indictment or information by the United States government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract; or (ii) suspended or debarred from doing business with the United States government or declared nonresponsible or ineligible for government contracting. Within the past three years, Seller has not made a voluntary disclosure under the Department of Defense Voluntary Disclosure Program to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. To the Knowledge of Seller, there are no circumstances that would reasonably warrant Department of Defense suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Business. To the Knowledge of Seller, within the last three years, no payment has been made by Seller, or by any person on behalf of Seller, in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended.

          (c) Except as set forth on Schedule 5.21, to the Knowledge of Seller, neither the United States government nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against Seller relating to Government Contracts, nor has Seller asserted any claim or initiated any dispute proceeding directly or indirectly against any such party concerning any Government Contract.

          (d) Each Government Contract contains the provision set forth in FAR 52.232-23 (Assignment of Claims).

   5.22. Disclaimer of Seller. Except as otherwise specifically provided in this Article V, the Assets to be sold hereunder to Buyer are being sold AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.


                           ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF BUYER

          The representations and warranties of Buyer or Guarantor contained in this Article VI (other than those contained in Section 6.2) shall be deemed true, correct and complete, and neither Buyer nor Guarantor shall be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article VI, has had or could reasonably be expected to have a Buyer Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material", "materially," "in all material respects" or similar terms or phrases in any such representation or warranty. The representations and warranties in Section 6.2 shall not be qualified by either of the two preceding sentences.

          Except as set forth on the Schedules (it being understood that an item included on a Schedule referenced in any Section or subsection of this Article VI shall be deemed to relate to each other Section or subsection of this Article VI to the extent such relationship is reasonably apparent), and subject to the preceding paragraph, Buyer and Guarantor, jointly and severally, represent and warrant to Seller that:

   6.1. Organization, Power, Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to conduct its business as it has been and is currently being conducted and to enter into the Transaction Documents and to consummate the Transactions. Buyer is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as currently conducted by it. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Guarantor has all requisite corporate power and authority to conduct its business as it has been and is currently being conducted and to enter into the Transaction Documents and to consummate the Transactions. Guarantor is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as currently conducted by it.

   6.2. Due Authorization. Each of Buyer and Guarantor has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party. The execution and delivery by each of Buyer and Guarantor of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer and Guarantor.
This Agreement has been, and each of the other Transaction
Documents, when executed, will be, duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Guarantor and constitute valid and binding obligations of Guarantor enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

   6.3. No Conflict; Third Party Consents. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement do not, and each of the other Transaction Documents will not, and the consummation of the Transactions will not (with or without notice or lapse of time or both), (i) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Buyer or Guarantor,
(ii) result in the imposition of any Lien upon any of the properties or assets of Buyer or Guarantor, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which Buyer or Guarantor is a party or by which either of them is bound, (iii) result in a breach or violation by Buyer or Guarantor of any of the terms, conditions or provisions of any Law or Order, or (iv) except for the filing requirements set forth in Section 6.4, require on the part of Buyer or Guarantor any Governmental Authorization or any filing with or notice to any Governmental or Regulatory Body.
Except as set forth on Schedule 6.3 or Schedule 6.4 or as disclosed in Section 6.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer or Guarantor of this Agreement or any of the other Transaction Documents to which Buyer or Guarantor is or is to become party or the consummation of the Transactions.

   6.4. Government Authorizations. Execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and Guarantor, and consummation of the Transactions will not require on the part of Buyer or Guarantor any Governmental Authorization, or any filing with or notification to, any Governmental or Regulatory Body except with respect to the following:

             (i)  The pre-merger notification requirements of the HSR Act;

            (ii) The novation of the Government Contracts as contemplated by Section 8.8;

           (iii) The facilities clearance requirements of the DSS, as set forth in the relevant Industrial Security Regulation and the National Industrial Security Program Operating Manual, as may be amended from time to time; and

            (iv)  The Governmental Authorizations set forth on Schedule 6.4.

   6.5. Litigation. There is no Action or Proceeding pending or, to the Knowledge of Buyer and/or Guarantor, threatened, against Buyer which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions. There is no Order to which Buyer is subject which would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions.

   6.6. Brokers. All negotiations relative to the Transaction Documents and the Transactions have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

   6.7. Buyer's Acknowledgment. Buyer acknowledges and agrees that some or all of the services and products of the Business would require licensing by either the United States Department of State or Department of Commerce in order to export such services or products to a foreign buyer. Buyer acknowledges and agrees that some or all of the equipment and know-how used in the Business are of such a nature that the export of such equipment or know-how would also require a license from either the United States Department of State or Department of Commerce.

   6.8. Operations of Business. Buyer recognizes that Seller provides certain services and support to the Business. Buyer recognizes that such services and support are necessary for the ongoing operation of the Business, and that the assets owned by Seller which are necessary to provide such services and support will not be purchased by Buyer under this Agreement. Accordingly, Buyer recognizes that, in order to conduct the Business, Buyer must provide, or contract with a third party to provide, the services and support currently being provided by Seller.

   6.9. Buyer's Due Diligence. Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the Transaction Documents and the Transactions. Buyer is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Buyer acknowledges that it is acquiring the Business without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that no representation or warranty, express or implied, of Seller or any of its advisors, including, without limitation, Wachovia
Securities Inc., or any of their respective Affiliates or representatives, with respect to the Business, including, without limitation, (a) the information set forth in the Confidential
Information Memorandum relating to the Business dated June 2002,
(b) any other information provided to Buyer pursuant to the Confidentiality Agreement or Section 8.15 or (c) any financial projection or forecast delivered to Buyer with respect to the revenues or profitability which may arise from the operation of the Business either before or after the Closing Date, shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against Seller or any of its advisors including, without limitation, Wachovia Securities Inc., or any of their respective Affiliates or representatives with respect thereto or with respect to any related matter. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (x) there are uncertainties inherent in attempting to make such projections and forecasts,
(y) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts and (z) it is familiar with each of the foregoing. Buyer has no knowledge of any facts and/or circumstances that would make any of the representations and warranties of Seller contained in Article V untrue or misleading.
Nothing contained in this Section 6.09 will be construed as a waiver of a defense to claims for fraud.


                          ARTICLE VII


                 CONDITIONS PRECEDENT TO CLOSING

   7.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

          (a) The representations and warranties of Seller made in this Agreement and the other Transaction Documents shall be true, complete and correct as of the date of this Agreement and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true, complete and correct as of such date, in each case subject to the standard set forth in the introductory paragraph in Article V. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Seller at or prior to the Closing. Seller shall have delivered to Buyer a certificate, dated the Closing Date, and signed by an authorized officer of Seller confirming the matters set forth in the two preceding sentences.

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

          (c) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental or Regulatory Body prohibiting or preventing the purchase and sale contemplated by this Agreement or the consummation of a material portion of the Transactions to be effected at the Closing shall be in effect. No litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any Governmental or Regulatory Body, in each case, that has a reasonable likelihood of success, shall be pending, or to the Knowledge of Seller, threatened, to which any of Seller or Buyer is or may be a party, challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement.

          (d)  All Governmental Authorizations set forth on Schedule
5.4 shall have been obtained; provided, however, that the Governmental Authorizations listed on Schedule 7.1(d) need not be obtained prior to the Closing.

          (e) The facilities clearance requirements of the Defense Security Service of the United States Department of Defense
("DSS"), as set forth in the relevant Industrial Security
Regulation and the National Industrial Security Program Operating
Manual, as may be amended from time to time, shall have been obtained.

          (f) All approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies, other than those set forth in Sections 7.1(b), (d) or (e) above, which are necessary to consummate the Transactions shall have been obtained or taken place, other than such approvals, actions and notices the failure to obtain of which, individually or in the aggregate, would not have a Business Material Adverse Effect.

          (g) Any and all consents, waivers, approvals, authorizations and notices which are necessary to consummate the Transactions or which, if not obtained or delivered, as applicable, would render legally impermissible the transfer of any Material Contract or material portion of the Assets shall have been obtained or delivered, other than such consents, waivers, approvals, authorizations and notices the failure to obtain of which, individually or in the aggregate, would not have a Business Material Adverse Effect; provided, however, that the consents, waivers, approvals, authorizations and notices set forth on Schedule 7.1(g) need not be obtained prior to the Closing.

          (h) Seller shall have executed and delivered this Agreement and each of the Ancillary Agreements to which it is to be a party.

          (i) At its sole cost and expense, Buyer shall have received from a reputable title insurance company selected by Buyer (the
"Title Company") a title insurance policy or the marked commitments or binders thereof (the "Title Policy") issued to Buyer with respect to the Maryland Real Property, insuring Buyer and issued as of the Closing Date by the Title Company, insuring Buyer's title to the Maryland Real Property and improvements thereon, listing no exceptions affecting the real property other than Permitted Liens, together with a zoning endorsement in form reasonably acceptable to Buyer. In conjunction with the receipt of the foregoing Title Policy, the Title Company shall report (A) no building code violations materially adverse to the use or utility of the Maryland Real Property in a manner consistent with the use thereof immediately prior to the date of this Agreement and (B) that a certificate of occupancy with respect to the Maryland Real Property is not required or that, if required, such certificate has been issued.

          (j)  Between the date of this Agreement and the Closing
Date, there shall have been no Business Material Adverse Effect.

   7.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller to sell and deliver the Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

          (a) The representations and warranties of Buyer and Guarantor made in this Agreement and the Ancillary Agreements shall be true, complete and correct as of the date of this Agreement on and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true, complete and correct as of such date, in each case subject to the standard set forth in the introductory paragraph in Article VI. Buyer and Guarantor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by Buyer and Guarantor at or prior to the Closing. Buyer and Guarantor shall have delivered to Seller certificates dated the Closing Date and signed by authorized officers of Buyer and Guarantor, confirming the matters set forth in the two preceding sentences.

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

          (c) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental or Regulatory Body prohibiting or preventing the purchase and sale contemplated by this Agreement or the consummation of a material portion of the Transactions to be effected at the Closing shall be in effect. No litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any Governmental or Regulatory Body, in each case, that has a reasonable likelihood of success, shall be pending, or to the Knowledge of Buyer or Guarantor, threatened, to which any of Seller or Buyer is or may be a party, challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement.

          (d)  All Governmental Authorizations set forth on Schedule
6.4 shall have been obtained; provided, however, that the Governmental Authorizations listed on Schedule 7.2(d) need not be obtained prior to Closing.

          (e) The facilities clearance requirements of the Defense Security Service of the United States Department of Defense
("DSS"), as set forth in the relevant Industrial Security
Regulation and the National Industrial Security Program Operating
Manual, as may be amended from time to time, shall have been obtained.

          (f) All material approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies, other than those set forth in Sections 7.2(b), (d) or (e) above, which are necessary to consummate the Transactions shall have been obtained or taken place, other than such approvals, actions and notices the failure to obtain of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of Seller.

          (g) Any and all consents, waivers, approvals, authorizations and notices which are necessary to consummate the Transactions or which, if not obtained or delivered, as applicable, would render legally impermissible the assumption of the Assumed Liabilities shall have been obtained or delivered, other than such consents, waivers, approvals, authorizations and notices the failure to obtain of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of Seller; provided, however, that the consents, waivers, approvals, authorizations and notices listed on Schedule 7.1(g) need not be obtained prior to the Closing.

          (h) Buyer shall have executed and delivered this Agreement and each of the Ancillary Agreements to which it is to be a party.

                          ARTICLE VIII

                            COVENANTS

   8.1. Examinations and Investigations. At any time prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties, business and operations of Seller to the extent they relate to the Business, and such examination of the books and records, financial condition and operations of the Business as Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller.

   8.2. Conduct of Business. (a) From the date hereof through the Closing Date, Seller will use commercially reasonable efforts to:

             (i) conduct the Business in the ordinary course consistent with past practice in all material respects;

            (ii) take all reasonable steps to preserve and protect the Assets;

           (iii) cause all transactions between Seller and third parties to take place on arm's length terms;

            (iv) ensure that, except in the ordinary course of business, no change is made to any written agreement with any Business
     Employee or consultant relating primarily or exclusively to the Business, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance;

             (v) comply, in all material respects, with all Laws and Orders applicable to the Business;

            (vi) prevent the lapse of any rights in Business Intellectual Property;

           (vii) maintain such liability, casualty, property, loss, and other insurance coverage upon the Assets relating to the Business and with respect to the conduct of the Business, on such terms, in such amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date of this Agreement; and

          (viii)  renew or preserve any Business Governmental
     Authorization.

          (b) Without limiting the provisions of Section 8.2(a), except as otherwise contemplated by this Agreement or with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), between the date of this Agreement and the Closing Date, Seller shall not do any of the following:

             (i) make any individual capital expenditure in relation to the Business or enter into any contract or commitment therefor in excess of $100,000;

            (ii) enter into any contract in relation to the Business for the purchase or lease (as lessor or lessee) of real property or exercise any option to extend a Lease Agreement;

           (iii) sell, lease (as lessor), transfer or otherwise dispose of, mortgage or pledge or voluntarily impose any Lien (other than Permitted Liens) on any of the Assets, other than sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of the Business which is obsolete or is not material to the Business;

            (iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money in relation to the Business (other than money borrowed or advanced from Seller in the ordinary course of business, or any indebtedness which is an Excluded Liability);

             (v) except in the ordinary course of business or as required by Law, enter into any Employee Benefit Arrangement or Employee
     Plan, change any arrangement with any Business Employee or consultant relating primarily or exclusively to the Business, including without limitation, any arrangement relating to employment, compensation, benefits, termination, retention, or severance, or increase the compensation or employee benefits of any Business Employee in any manner;

            (vi) settle any suits, actions or proceedings relating to the Business, if such settlement would have a Business Material
     Adverse Effect;

           (vii) other than with respect to any Contract which has already been identified to Buyer or about which Seller has notified Buyer, enter into any Contract which would be included in the definition of Business Contracts or make any material modification to any existing Business Contract, in each case other than any Contracts or extensions (i) with a term of less than one year or which can be terminated at no cost to Buyer upon no greater than 365 days notice, (ii) which involve $100,000 or less or (iii) are entered into or modified in the ordinary course of business;

          (viii) hire any new employees, agents or consultants for the Business except to replace existing employees, agents or consultants at similar compensation levels and except for any new employees hired in the ordinary course of business;

            (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) primarily or exclusively relating to the Business in excess of $150,000, other than the payment, discharge or satisfaction in the ordinary course consistent with past practices of the Business or in accordance with their terms;

             (x) terminate any Business Governmental Authorization other than such Governmental Authorizations the failure of which to own, hold or possess would not result in a Loss to the Business of more than $1,000 individually or $5,000 in the aggregate; or

            (xi) with respect to the Business, acquire or purchase any properties or assets (other than in the ordinary course of business), merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire, any Person, or make any material investment in any Person.

   8.3. Reasonable Best Efforts. Subject to the terms and conditions herein provided, Seller and Buyer agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the Transactions as promptly as practicable. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto or their officers, directors or representatives shall take all such necessary or desirable action.

   8.4.  Employees.

          (a) Buyer shall offer employment to each Business Employee effective as of the Closing Date. Seller agrees to provide to Buyer such information as Buyer may reasonably request with respect to compensation, service, and other information relating to the employment of the Business Employees. Offers of employment to Business Employees shall include rates of wages equivalent to that being paid to such employees as of the Closing Date and benefits packages that in the aggregate are comparable economically to the compensation and benefits that such Business Employees received immediately prior to the Closing Date. Buyer shall provide not less than equivalent wages and comparable benefits to all Transferred Employees for a period of at least 12 months immediately subsequent to the Closing Date.
Notwithstanding the foregoing, the Transferred Employees shall be deemed employees at will of Buyer and nothing express or implied herein shall obligate Buyer to provide continuing employment to any Transferred Employee after the Closing for a specified period of time following the Closing Date.

          (b) As permitted by Internal Revenue Service Revenue Procedure 96-60, Section 5, Seller and Buyer agree that Buyer, as the "successor" described therein within the meaning of Code
Section 3121(a)(1), will furnish and file a single Form W-2 for wages paid by both Seller and Buyer to each Transferred Employee during the calendar year in which the Closing occurs, and Buyer assumes and shall perform Seller's entire Form W-2 reporting obligations for the Transferred Employees, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a timely basis. Seller shall remain responsible for the Form W-2 reporting obligations for those employees who do not become Transferred Employees. Accordingly, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a timely basis, Buyer shall (i) furnish Forms W-2 to the Transferred Employees by January 31 following the calendar year in which the Closing occurs, and (ii) file Forms W-2 and W-3 as to the Transferred Employees with the Social Security Administration by the last day of February of such calendar year. With respect to Forms 941 for the quarter in which the Closing occurs, (i) Seller will attach a statement to its Form 941 which (1) explains the discrepancy that will exist between the amounts reported on its Form W-3 and four quarterly Forms 941, (2) includes the name, address, and identification number of the Buyer, and (3) includes a reference to Revenue Procedure 96-60, and (ii) the Buyer will attach a similar statement to its Form 941 referencing Seller. Finally, Seller will transfer to the successor all current Forms W-4 and W-5 that were provided to Seller by the Transferred Employees, and Buyer will keep the transferred Forms W-4 and W-5 on file and deduct and withhold from the wages it pays to the Transferred Employees according to the information supplied on those forms until a Transferred Employee submits a revised form. Seller and Buyer shall follow similar procedures with respect to state and local employment and withholding tax administration where such procedures are available.

          (c) Following the execution of this Agreement, Seller shall provide Buyer reasonable access to, and facilitate meetings with, the Business Employees for the purposes of making announcements concerning, and preparing for the consummation of, the Transactions. To the extent reasonably requested by Buyer, Seller will cooperate with Buyer with respect to any of the foregoing.

          (d) Buyer shall make any filings and shall deliver any notices required in connection with the transactions contemplated herein under the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN"), or any similar law in the State of Maryland so that Seller shall have no liability under WARN as a result of the transactions contemplated hereby. Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller to defend, Seller from and against any Liability under WARN or any similar state law, to any Business Employee who is found to have suffered an "employment loss" under WARN after the Closing, and any and all other Liabilities, including attorneys' fees, arising out of or resulting from any such employment loss or Buyer's failure to employ such employees or serve sufficient notice pursuant to WARN or any similar state law.

   8.5.  Employee Benefit Matters.

          (a) Establishment of Benefit Plans for Transferred Employees. In accordance with Section 8.4(a), effective on the Closing Date, Buyer shall establish or maintain for the Transferred Employees employee plans and employee benefit arrangements (collectively, "Benefit Plans") that in the aggregate are comparable economically to the Employee Plans and Employee Benefit Arrangements set forth on Schedule 5.16(a). All such Benefit Plans shall credit Transferred Employees for years of service with Seller for purposes of eligibility and vesting, but not for purposes of benefit accrual. To the extent allowable under Section 401(k) of the Code and regulations issued thereunder, Transferred Employees shall be eligible to receive, at their election, a distribution of their account balance from Seller's 401(k) plan, and Buyer shall cause a 401(k) plan established or maintained by Buyer pursuant to this Agreement to accept rollover of such distributions. Rollovers relating to any Transferred Employee may include participant loans. Buyer and Seller agree not to place any loan with respect to a Transferred Employee's rollover account into default during the period from the Closing Date until the rollover is completed, provided that such employee continues making loan repayments on a timely basis during such period in accordance with reasonable procedures established by Seller. Buyer shall coordinate with Seller in an effort to ensure, to the extent administratively practicable, that the annual dollar limits applicable under Section 402(g) of the Code for the year in which the Closing Date occurs shall not be exceeded by any Transferred Employee.

          (b) Paid Time Off (PTO). Buyer shall assume all accrued paid time off liabilities of Seller with respect to the Transferred Employees ("PTO"), and such liabilities shall be reflected on the Closing Statement of Assets and Liabilities.

          (c) Severance Matters. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and each of their respective officers, directors and employees, in accordance with the provisions of Article IX below, from all costs, expenses or other damages that may result in respect of claims made by any Transferred Employee for Buyer's failure to offer employment to any Transferred Employee in accordance with the terms of this Agreement, or for severance or other separation benefits arising out of or in connection with Buyer's termination of employment of any Transferred Employee.

   8.6. Workers' Compensation. Effective as of the Closing Date, Buyer shall take all necessary and appropriate action to adopt or designate a workers compensation program to cover Transferred Employees at least comparable to the one currently provided by Seller in respect of the Transferred Employees. Buyer's program shall be only responsible for claims for benefits with regard to which the injury or illness entitling a Transferred Employee to workers' compensation benefits occurs after the Closing.

   8.7.  Tax Matters.

          (a) On or prior to the Closing Date, Seller will furnish to Buyer a certificate of non-foreign status as described in Treas.
Reg. Section 1.1445-2(b)(2) (a "FIRPTA Certificate").

          (b) Seller shall pay all Taxes arising out of the operations of the Business (including, without limitation, ownership of the Assets) with respect to transactions or periods (or portions thereof) ending on or prior to the Closing Date which are not the responsibility of Buyer pursuant to Sections
4.3 and 4.4. Such obligations shall be without regard to whether there was any breach of any representation or warranty under
Article V with respect to such Tax or any disclosures that may have been made with respect to Article V otherwise.

          (c) Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the operations of the Business.

   8.8. Regulatory and Other Approvals; HSR Filings; Novations and Consents. Seller and Buyer will (x) use their respective reasonable best efforts as promptly as practicable to obtain all Governmental Authorizations, to make all filings with and to give all notices to Governmental or Regulatory Bodies and to obtain all consents from third parties required of such parties or their Affiliates to consummate the Transactions, (y) provide such other information and communications to such Governmental or Regulatory Bodies as such parties or such Governmental or Regulatory Bodies may reasonably request in connection therewith, and (z) cooperate with each other as promptly as practicable in connection with the foregoing. Each party hereto will provide prompt notification to the other party hereto or its Affiliates when any such consent, approval, action, filing or notice referred to in clause (x) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications and, unless precluded by Law, provide copies to each other party hereto of any such communications that are in writing with any Governmental or Regulatory Body regarding any of the Transactions. In furtherance of and without limiting the foregoing:

          (a) HSR. Seller and Buyer will as promptly as practicable, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Seller and Buyer will use their respective reasonable best efforts to obtain any clearance required under the HSR Act for the Transactions, and to request early termination under the HSR Act.

          (b) Other Authorizations and Consents. As promptly as practicable after the date hereof, Buyer and Seller shall make all other filings with Governmental or Regulatory Bodies, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

          (c)  Novation and Assignment of Contracts.

               (i) Buyer and Seller will cooperate in seeking the transfer (by novation or assignment) of all Business Contracts from Seller to Buyer, effective as of or as soon as practicable after the Closing Date. For each Business Contract, Seller and Buyer will use reasonable best efforts to obtain the consent and approval of the other party or parties to that Business Contract to novate Seller's obligations and rights to Buyer, so that Buyer is substituted for Seller under the Business Contract and Seller is relieved of all further liabilities and rights. Failing approval for novation, Seller and Buyer shall use reasonable best efforts to obtain all required consents and approvals for assignment of the Business Contract from Seller to Buyer; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent, novation or assignment which Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Contract. Nothing in this Agreement shall be deemed to constitute an assignment or novation of any Business Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof, would be ineffective with respect to any party to an agreement concerning such asset, or affect the rights of Seller thereunder.

              (ii) In the event any Business Contract cannot be transferred in accordance with Section 8.8(c)(i), with respect thereto, then as of the Closing, this Agreement, to the extent permitted by law and the terms of the Business Contract, shall constitute full and equitable assignment by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's obligations and liabilities under, such Business Contract, and Buyer shall be deemed Seller's agent for purpose of completing, fulfilling and discharging all of Seller's liabilities thereunder. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Business Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

             (iii) Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, in accordance with the provisions of Article IX below, all obligations and liabilities of Seller arising after the Closing Date and relating to such performance or failure to perform under the Business Contracts, regardless of whether the Business Contract is transferred in accordance with either Section 8.8(c)(i) or (ii), or whether the Business Contract becomes subject to the provisions of Section 8.8(d).

          (d) Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Business Contracts as described in Section 8.8(c), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such Business Contract, or would not assign all Seller's rights thereunder at the Closing and provided Buyer waives Section
7.1(e) (if applicable) with respect thereto, from and after the Closing, Seller and Buyer shall continue to cooperate and use reasonable best efforts to obtain all consents and approvals required to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use reasonable best efforts (but without the expenditure, in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Business Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and
(iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Business Contract against any third Person (including any Governmental or Regulatory Body) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Business Contract referred to herein (whether from Seller or otherwise), Buyer shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental or Regulatory Body) the obligations of Seller thereunder or in connection therewith. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold harmless from, all Liabilities of Seller relating to such performance or failure to perform, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement with respect to the Business
Contract which is the subject of such failure.

   8.9. Record Retention. Each party agrees that for a period of not less than five (5) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) Business Days' prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such books and records as such first party may intend to destroy.

   8.10. Use of Names. Except as set forth on Schedule 2.1(g), no interest in any Marks of Seller or any of its Affiliates is being transferred to Buyer pursuant to the Transactions. Buyer will promptly and in any event within forty-five (45) Business Days following the Closing Date, remove or obliterate all such Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and Buyer shall not, put into use after the Closing Date any such materials not in existence on the Closing Date that bear any Mark; provided, however, that if such materials are used by Buyer during such forty-five (45) Business Day period, Buyer shall conspicuously note thereon that ownership of the Business has transferred to Buyer.

   8.11. Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws or similar laws of the jurisdiction in which the Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the transaction contemplated hereunder and the parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyer to waive any requirement for compliance on the part of Seller with the procedures of any such laws, Seller hereby agrees to indemnify and save and hold harmless Buyer and its Affiliates and each of their respective successors and assigns from and against any and all Loss arising out of or resulting from the failure of Seller to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement;
provided, however, that Seller shall have no obligation to indemnify Buyer or its Affiliates for any Loss arising from Buyer's failure to pay or discharge any Assumed Liability.

   8.12. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of each party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer shall cooperate with each other to issue a joint press release regarding the Transactions following the Closing.

   8.13. Confidentiality. The parties acknowledge that the information being provided to one another in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

   8.14. Non-Competition.

          (a) Seller will not, and shall cause its Affiliates not to, for a period of three (3) years from the Closing Date, directly or indirectly acquire, own (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), participate or engage in, anywhere in the world, the manufacture, marketing, sale or supply of high-performance radio frequency surveillance equipment used in communications intelligence and signals intelligence applications of a type similar to, or competitive with, that manufactured, sold, marketed or supplied by the Business prior to the Closing (such manufacture, marketing, sale or supply of such products being referred to herein as the "Activities").

          (b) Notwithstanding the foregoing, Seller and its Affiliates shall not be prohibited from (i) continuing to engage in any type of business conducted by Seller or its Affiliates as of the date hereof which is not part of the Business, (ii) selling products or services that are under development by Seller or its Affiliates as of the date hereof which are not part of the Business, (iii) purchasing products or services from, or selling products or services to, an entity which is engaged in the Activities, (iv) marketing or selling an electronic surveillance subsystem that includes high performance radio frequency surveillance equipment if such component represents fifteen percent (15%) or less (in contract value) of such subsystem, (v) owning or acquiring less than twenty percent (20%) in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in the Activities, or (vi) owning, acquiring or entering into a business combination in any manner with any entity that is engaged in the Activities if, in its last full fiscal year prior to the acquisition of or combination with such entity, the consolidated revenues of such entity from such activities constituted thirty percent (30%) or less of the total revenues of such entity, in which event such entity and its subsidiaries shall not be subject to Section 8.14(a).

          (c) For a period of three (3) years from the Closing Date, Seller shall not hire or attempt to hire, in any capacity, any Transferred Employee; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to Transferred Employees or (ii) to any Transferred Employee who is terminated by Buyer after the Closing Date or terminates his or her employment with Buyer without any solicitation from Seller.

          (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section
8.14 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

   8.15. Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party
(i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, and (ii) for any other reasonable business purpose. Each party hereto and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this
Section 8.15 to any other Person without the prior consent of the other party unless (i) the disclosure is in response to legal order or subpoena; or (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.15. Neither party shall be required by this
Section 8.15 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the Business).

   8.16. Guarantee. From and after the date of this Agreement, Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Buyer under this Agreement or any other Transaction Document when the same shall become due and payable, according to the terms thereof.

   8.17. Notice of Certain Events. On or prior to the Closing Date, Seller shall promptly notify Buyer in writing upon Seller becoming aware of the occurrence of any of the following: (i) the commencement of any material proceeding or litigation at law or in equity or before any Governmental or Regulatory Body involving the Business; (ii) a material violation by Seller (or notice of potential violation) of any Environmental Law or other Law that could have an adverse effect on the Business or the Assets or that could impair the ability of Buyer or Seller to consummate the Transactions; (iii) the commencement or threat of any actions, suits, claims, investigations or proceedings against, relating to or involving or otherwise affecting any party hereto involving at least $250,000; (iv) any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; (v) any Transaction Proposal, including, without limitation, the terms proposed and the identity of the offeror; (vi) material damage to any of the Assets in an amount in excess of $250,000; (vii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; or (viii) any event which has had or might reasonably be expected to have a Business Material Adverse
Effect.

   8.18. Transaction Proposals. From the date hereof until the Closing Date (or the earlier termination of this Agreement), Seller shall not authorize or permit its officers, directors, consultants, employees, shareholders, Affiliates, investment bankers, attorneys, advisors, auditors, representatives or agents to, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person or group of Persons relating to any acquisition or purchase of any substantial portion of the Assets or the Business, or any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, any substantial portion of the Assets or the Business, other than transactions contemplated by this Agreement (each, a "Transaction Proposal"), (ii) participate in any discussions or negotiations regarding any Transaction Proposal or furnish information about the Assets and the Business to any Person in connection with any Transaction Proposal or potential Transaction Proposal, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into a Transaction Proposal, or (iv) accept, approve or authorize, or enter into any agreement concerning any Transaction Proposal.

   8.19. Nondisclosure of Proprietory Data. Seller shall keep confidential, and cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all material information primarily or exclusively relating to the Business, except as required by Law or administrative process or in connection with any Action or Proceeding to which Seller or any of its Affiliates is a party, and except for information that is available to the public other than as a result of a breach of this Section 8.19.


                           ARTICLE IX

                    INDEMNIFICATION; SURVIVAL

   9.1. Indemnification by Seller. Subject to the terms and conditions of this Article IX, following the Closing, Seller shall indemnify Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon (a) any breach of any representation or warranty of Seller contained in this Agreement (other than those relating to Taxes, Environmental Laws or Hazardous Materials) or any other
Transaction Document which survives the Closing (it being agreed and acknowledged by the parties that for purposes of Buyer's right to indemnification pursuant to this Section 9.1 the representations and warranties of Seller shall be deemed not qualified by (x) any references therein to materiality generally or to whether or not any breach results or may result in a Business Material Adverse Effect or (y) the first paragraph of
Article V), (b) the breach of any covenant of Seller contained in this or any other Transaction Document (other than those relating to Taxes, Environmental Laws or Hazardous Materials), (c) any of the Excluded Liabilities, or (d) as set forth in Section 8.11;
provided, however, that (i) Seller shall have no liability under
Section 9.1(a) (i.e., with respect to a breach of a representation or warranty) unless the aggregate of all Losses arising thereunder for which Seller would, but for this proviso, be liable exceeds $2,000,000 and then only to the extent of any such excess, (ii) Seller shall have no liability under Section
9.1(a) with respect to any individual case of a Loss that is less than $25,000, (iii) Seller shall have no liability under clauses
(a) and (b) above for any breach if Buyer had knowledge of such breach at the time of the Closing and Seller provided Buyer with written notice of such breach prior to Closing, and (iv) Seller's aggregate liability under Section 9.1(a) shall in no event exceed
$10,000,000. For avoidance of doubt, indemnification for any Loss arising or resulting from or based upon matters relating to Environmental Laws or Hazardous Materials is addressed exclusively in Section 9.3.

   9.2. Indemnification by Buyer. Subject to the terms and conditions of this Article IX, following the Closing, Buyer and Guarantor, jointly and severally, shall indemnify Seller, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, whether such Loss exists or accrues prior or subsequent to the Closing
Date, arising or resulting from or based upon (a) any breach of any representation or warranty of Buyer and/or Guarantor contained in this Agreement or any other Transaction Document which survives the Closing (it being agreed and acknowledged by the parties that for purposes of Seller's right to indemnification pursuant to this Section 9.2 the representations and warranties of Buyer and/or Guarantor shall be deemed not qualified by (x) any references therein to materiality generally or to whether or not any breach results or may result in a Buyer Material Adverse Effect or (y) the first paragraph of Article
VI), (b) the breach of any covenant of Buyer and/or Guarantor contained in this Agreement or any other Transaction Document,
(c) any of the Assumed Liabilities, or (d) as set forth in Sections 8.4(d), 8.5(c), 8.8(c)(iii) and 8.8(d); provided, however, that (i) Buyer and Guarantor shall have no liability under Section 9.2(a) (i.e., with respect to a breach of a representation or warranty) unless the aggregate of all Losses arising thereunder for which Buyer would, but for this proviso, be liable exceeds $2,000,000 and then only to the extent of any such excess, (ii) neither Buyer nor Guarantor shall have any liability under Section 9.2(a) with respect to any individual case of a Loss that is less than $25,000, (iii) neither Buyer nor Guarantor shall have liability under clauses (a) and (b) above for any breach if Seller had knowledge of such breach at the time of the Closing and Buyer and/or Guarantor provided Seller with written notice of such breach prior to Closing, and (iv) Buyer's and Guarantor's aggregate liability under Section 9.2(a) shall in no event exceed $10,000,000.

   9.3. Indemnification for Environmental Matters. Subject to the terms and conditions of this Article IX, following the Closing, Seller shall indemnify Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon (a) any breach of any representation or warranty of Seller contained in Section 5.17 (Environmental Matters) of this Agreement or any other representation or warranty to the extent relating to Environmental Laws or Hazardous Materials (it being agreed and acknowledged by the parties that for purposes of Buyer's right to indemnification pursuant to this Section 9.3 the representations and warranties of Seller relating to Environmental Laws or Hazardous Materials shall be deemed not qualified by (x) any references therein to materiality generally or to whether or not any breach results or may result in a Business Material Adverse Effect or (y) the first paragraph of
Article V), or (b) any noncompliance with or violation of any Environmental Laws or any Release of Hazardous Materials, in each case only to the extent arising out of and during Seller's operation of the Business or Seller's leasing, ownership or operation of the Facilities; provided, however, that (i) Seller shall have no liability under this Section 9.3 unless the aggregate of all Losses arising hereunder for which Seller would otherwise, but for this proviso, be liable exceeds $500,000 and then only to the extent of such excess, and (ii) Seller's aggregate liability under this Section 9.3 shall in no event exceed $7,500,000.

   9.4. Losses Net of Insurance, Etc. Subject to the terms and conditions of this Article IX, following the Closing:

          (a) The amount of any Loss for which indemnification is provided under Section 9.1(a) shall be net of any amounts (i) actually recovered by the Indemnified Person under insurance policies in effect and applicable to such Loss; provided, however, that the Indemnified Person shall use its reasonable best efforts to seek to obtain recovery under such insurance policies, and (ii) of any related reserve in respect thereof reflected on the final Closing Statement of Assets and Liabilities.

          (b) Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transaction Documents or the Transactions.

          (c) Notwithstanding Sections 9.1 and 9.3, Buyer shall not be entitled to indemnification under this Article IX with respect to any Loss that is reflected as a Liability on the Closing
Statement of Assets and Liabilities.

          (d) Neither party shall be entitled to indemnification under this Article IX with respect to any Loss that is attributable to any action taken or omitted to be taken by such party or any of its Affiliates. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Seller shall fail so to cooperate and make such efforts to mitigate or resolve any such claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

          (e) The parties hereto agree that the indemnification provisions of this Article IX are intended to provide the exclusive remedy following the Closing as to all Losses either may incur arising from or relating to the Transaction Documents or the Transactions, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

          (f) The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article IX (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

   9.5. Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Person (i) pursuant to Sections 9.1 and 9.2 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 9.7, and (ii) pursuant to
Section 9.3 shall terminate five (5) years following the Closing
Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) (a "Claim Notice") to the Indemnifying Person.

   9.6. Procedures Relating to Indemnification. In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

          If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and such Indemnified Person reasonably concludes that the Indemnifying Person lacks the financial and personnel resources to vigorously defend such Indemnified Person, that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, then in each such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its Losses incurred in such defense (including, without limitation, reasonable attorneys fees), such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Person shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Person shall agree to any admission of liability, settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Third-Party Claim and which releases the Indemnified Person completely in connection with such Third-Party Claim.

   9.7. Survival of Representations and Warranties. All representations, warranties and covenants contained in this Agreement and the other Transaction Documents (except for those representations, warranties and covenants contained in Section 5.12 (Tax Matters), which shall not survive the Closing) shall survive the Closing and remain in full force and effect (a) for a period of five (5) years following the Closing Date, with respect to matters covered by Sections 5.17
(Environmental Matters), (b) for a period of ten (10) years following the Closing Date, with respect to matters covered by
Section 5.10(b) (Title to the Assets), (c) for a period of twelve
(12) months following the Closing Date, with respect to all other representations and warranties and any covenant or agreement to be performed prior to the Closing, or (d) with respect to each other covenant or agreement contained in this Agreement or any other Transaction Document, until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of ten (10) years, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b), (c) or
(d) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.


                            ARTICLE X

                    TERMINATION OF AGREEMENT

   10.1. This Agreement may be terminated prior to the Closing as follows:

          (a)  By the mutual written consent of Seller and Buyer;

          (b)  By Buyer if any of the conditions set forth in Section
7.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

          (c)  By Seller if any of the conditions set forth in Section
7.2 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (d) By either Seller or Buyer, if the Closing shall not have occurred by November 25, 2002; provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date; or

          (e) By either Buyer or Seller if (i) the transactions contemplated hereby shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the transactions contemplated hereby illegal or otherwise prohibited;

provided, however, that the party seeking termination pursuant to clause (a), (b), (c), (d) or (e) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

   10.2.  Effect of Termination.

          In the event of termination of this Agreement as permitted by Section 10.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect:
(a) Sections 5.20 and 6.6 relating to advisory fees, (b) Section
8.12 relating to publicity, (c) Section 8.13 related to confidentiality, (d) this Section 10.2, and (e) Article XI. Nothing in this Section 10.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.


                           ARTICLE XI

                          MISCELLANEOUS

   11.1. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby (including, without limitation, (i) legal, accounting and other professional fees, and (ii) in accordance with Section 4.3(c), any transfer, sales, use and other Taxes associated with the transfer of the Assets to Buyer). Without limiting the foregoing, Buyer will pay all filing fees payable under the HSR Act. Each of Buyer and Seller agree to indemnify and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other party.

   11.2. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles that would require the application of any other law.

   11.3. Jurisdiction; Service of Process. Except for any disputes relating to purchase price adjustments or purchase price allocation covered by Sections 4.2 and 4.3(a), respectively (which shall be resolved pursuant to Sections 4.2 and 4.3(a), respectively), any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

   11.4.  Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT
TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT,
TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A
COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR
PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR
ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A
COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A
JURY.

   11.5. Attorneys' Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

   11.6. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

   11.7. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid),
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

     if to Buyer and/or Guarantor, to:


          INTEGRATED DEFENSE TECHNOLOGIES, INC.
          110 Wynn Drive
          Huntsville, AL 35807
          Attention:  Robert B. McKeon - Chairman
          Tel: (256) 895-2000
          Fax: (256) 895-2004
          E-mail: rmckeon@veritascapital.com

     with copies to:
          VERITAS CAPITAL MANAGEMENT, L.L.C.
          660 Madison Avenue
          New York, New York 10021
          Attention:  Robert B. McKeon; Thomas J. Campbell
          Tel: (212) 688-0020
          Fax: (212) 688-9411
          E-mail: rmckeon@veritascapital.com;
          tcampbell@veritascapital.com

          and

          Winston & Strawn
          200 Park Avenue
          New York, NY 10166
          Attention:  Benjamin M. Polk, Esq.
          Tel:  (212) 294-6700
          Fax: (212) 294-4700
          E-mail:  bpolk@winston.com

     if to Seller, to:

          BAE SYSTEMS AEROSPACE ELECTRONICS INC.
          c/o BAE SYSTEMS North America Inc.
          1601 Research Boulevard
          Rockville, MD 20850
          Attention:  John A. Currier - General Counsel
          Tel:  (310) 838-6940
          Fax: (310) 838-6942
          E-mail:  john.currier@baesystems.com

     with a copy to:

          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, New York 10019
          Attention:  Philip A. Gelston; Sarkis Jebejian
          Tel:  (212) 474-1000
          Fax: (212) 474-3700
          E-mail: pgelston@cravath.com; sjebejian@cravath.com

Either party hereto may change its contact information for notices and other communications hereunder by notice to the other party hereto.

   11.8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party (including, by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party (which shall not be unreasonably withheld); provided, however, that Buyer may assign this Agreement and any and all rights hereunder to (a) any wholly owned subsidiary of Guarantor or (b) after the Closing, to any financing source; provided
further, however, that no assignment permitted under clause (a)
or (b) in the preceding proviso shall (i) delay the Closing, (ii) interfere with the obtaining of any regulatory approvals or (iii) relieve Buyer or Guarantor of any of their respective obligations
under this Agreement or the Ancillary Agreements.   Subject to
the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties.

   11.9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

   11.10. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

   11.11. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement.
All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

   11.12. Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

   11.13. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

   11.14. Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

   11.15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

              [SIGNATURE PAGE FOLLOWS ON NEXT PAGE]


          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Asset Purchase
Agreement on the date first above written.

                              BAE SYSTEMS AEROSPACE ELECTRONICS
                              INC., as Seller


                              By: /s/ Galen I. Ho
                                  -----------------------------
                                Name:  Galen I. Ho
                                Title: President


                              IDT ACQUISITION CO., as Buyer


                              By: /s/ Robert B. McKeon
                                  -----------------------------
                                Name:
                                Title:


                              INTEGRATED DEFENSE TECHNOLOGIES,
                              INC., as Guarantor


                              By: /s/ Robert B. McKeon
                                  -----------------------------
                                Name:
                                Title:



                        LIST OF EXHIBITS

Exhibit A      Assignment and Assumption Agreement and Bill of Sale
Exhibit B      Assignment of Patents
Exhibit C-1    Maryland Landlord's Estoppel Certificate
Exhibit C-2    Texas Landlord's Consent to Assignment and
                  Estoppel Certificate
Exhibit D      Deed of Conveyance

                       LIST OF SCHEDULES

Schedule 1.1(a)     Description of Facilities
Schedule 1.1(b)     Lease Agreements
Schedule 2.1(a)     Business Tangible Property
Schedule 2.1(d)     Business Real Property
Schedule 2.1(e)     Business Contracts
Schedule 2.1(f)     Business Governmental Authorizations
Schedule 2.1(g)     Business Intellectual Property
Schedule 2.2(c)     Excluded Contracts
Schedule 2.2(d)     Claims, Demands, Deposits, Refunds, etc.
Schedule 2.2(e)     Prepaid Expenses
Schedule 2.2(g)     Excluded Intellectual Property
Schedule 2.2(k)     Other Excluded Assets
Schedule 2.3(h)     Employment, Retention and Termination Agreements
Schedule 5.3        Seller Conflicts
Schedule 5.4        Seller Governmental Authorizations
Schedule 5.5(a)     Financial Statements
Schedule 5.5(b)     Liabilities Subsequent to Date of Balance Sheet
Schedule 5.6        Events Subsequent to Date of Balance Sheet
Schedule 5.8        Account Debtors and Accounts Receivables
Schedule 5.9        Material Contracts
Schedule 5.10       Contracts for Business Real Property
Schedule 5.11       Intellectual Property Infringements
Schedule 5.12       Tax Matters
Schedule 5.13       Litigation
Schedule 5.14       Business Employees
Schedule 5.15       Employee and Labor Relations
Schedule 5.16(a)    Employee Plans
Schedule 5.17       Environmental Matters
Schedule 5.18       Entire Business
Schedule 5.19(a)    Law or Order Violations
Schedule 5.19(b)    Statute or Regulation Violations
Schedule 5.20       Brokers
Schedule 5.21       Government Contracts
Schedule 6.3        Buyer Conflicts
Schedule 6.4        Buyer Governmental Authorizations
Schedule 7.1(d)     Post-Closing Governmental Authorizations
Schedule 7.1(g)     Post-Closing Consents
Schedule 7.2(d)     Post-Closing Governmental Authorizations




                    [BAE SYSTEMS LETTERHEAD]






                        November 1, 2002


INTEGRATED DEFENSE TECHNOLOGIES, INC.
110 Wynn Drive
Huntsville, AL  35805
Attention:  Robert B. McKeon


     RE: Asset Purchase Agreement dated as of September 12, 2002 by and among BAE SYSTEMS Aerospace Electronics Inc., IDT Acquisition Co. (now known as Signia-IDT, Inc.) and Integrated Defense Technologies, Inc.


Dear Robert:

     Reference is made to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of September 12, 2002 by and among BAE SYSTEMS Aerospace Electronics Inc. ("Seller"), IDT Acquisition Co. (now known as Signia-IDT, Inc.) ("Buyer") and Integrated Defense Technologies, Inc. ("Guarantor"). The purpose of this letter is to set forth certain amendments to the Asset Purchase Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings given them in the Asset Purchase Agreement.

     1. Amendment to Schedules 2.1(e) and 5.3. The parties agreed that an equipment lease between Seller and Telogy Incorporated should have been included in Schedules 2.1(e) and 5.3. Therefore, we hereby amend Schedules 2.1(e) and 5.3 of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following Contract at the end thereto:

     "Lease Agreement for Manufacturing Model AE4438C for ESG Vector Signal Generator with options 002, 005, 506, UNJ, dated as of June 27, 2002, by and between BAE SYSTEMS Aerospace Electronics Inc. and Telogy Incorporated."


     2. Amendment to Schedules 2.1(f) and 2.2(k). The parties agreed that the MD Department of Environment Air & Radiation Management Administration Permits listed in Schedule 2.1(f) (the "Air & Radiation Permits") will not be transferred to Buyer and should be removed from Schedule 2.1(f) and included in Schedule 2.2(k) as an excluded asset. Therefore, we hereby amend
Schedules 2.1(f) of the Asset Purchase Agreement, effective as of the date of this amendment letter, by removing the reference to the Air & Radiation Permits therein. In addition, we hereby amend Schedules 2.2(k) of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following at the end thereto:

          "MD Department of Environment Air & Radiation Management Administration Permit Nos. 6-0600, 6-0601 and 6-0602"


     3. Modification of Sections 7.1(g) and 8.8. Seller was unable to reach DSP Software Engineering, Inc. to obtain a consent to assignment as required under Section 5.3 of the Asset Purchase Agreement. Seller believes that the company may no longer be in business. As a result, the Asset Purchase Agreement is hereby amended to eliminate any obligation of Seller to obtain the consent of DSP Software Engineering, Inc. referenced in Schedule 5.3, and Sections 7.1(g), 8.8(c) and 8.8(d) shall be construed accordingly, unless it is discovered that such company remains in business.


     4. Amendment to Schedule 7.1(g) and 5.3. Seller has not obtained and may never be able to obtain the required consent to assign the following Contract that is listed in Schedule 5.3 of the Asset Purchase Agreement:

          Agreement with TAI E Trading Co., Ltd. (#EA89017W031PE)

Therefore, we hereby amend Schedule 7.1(g) of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following at the end thereto:

          Agreement with TAI E Trading Co., Ltd. (#EA89017W031PE)

In addition, Seller has entered into new Government Contracts since
September 12, 2002 that will require novations.  Therefore, we hereby amend
Schedule 7.1(g) and Schedule 5.3 of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following at the end thereto:

          U.S. Government Contracts:


             Number           Contracting Party              P.O./Contract #
             --------   ----------------------------     ---------------------
             8002893    DIRECTORATE OF CONTRACT          DABT63-02-V-0645
             8002882    EUROPEAN TECHNICAL CENTER        MDA904-02-X-Z462
             8002860    FEDERAL BUREAU OF                A2G206159
                        INVESTIGATION
             8002851    GE SPECIAL                       2001*U020589*014
             8002862    GE SPECIAL                       2001*U020589*016
             8002863    GE SPECIAL                       2002-U054490/003
             8002864    GE SPECIAL                       2002-U054490/004
             8002871    GE SPECIAL                       2002-U054490/002
             8002858    MARYLAND PROCUREMENT OFFICE      MDA904-02-P-2608
             8002873    MARYLAND PROCUREMENT OFFICE      MDA904-02-C-0675
             8002876    MARYLAND PROCUREMENT OFFICE      MDA904-02-C-0801
             8002877    MARYLAND PROCUREMENT OFFICE      MDA904-02-C-0806
             8002883    MARYLAND PROCUREMENT OFFICE      MDA904-02-P-3993
             8002888    MARYLAND PROCUREMENT OFFICE      MDA904-02-P2675
             8002889    MARYLAND PROCUREMENT OFFICE      MDA904-02-P2681
             8002890    MARYLAND PROCUREMENT OFFICE      MDA904-02-C-0358
             8002849    SPAWAR SYSTEMS CENTER -          N65236-02-F-9887
                        CHARLESTON
             8002884    USAF - EDWARDS                   F04700-02-F-0208
             8002833    USAF/AFMC                        F33657-02-C-4056
             8002878    USAF/AFMC                        F33657-02-C-4055
             8002886    WARRENTON TRAINING CENTER        X-REDD-092502-162258
             8002887    WARRENTON TRAINING CENTER        X-REDD-092602-073602


     5. Amendment to Section 8.5. The parties agreed that Seller shall fully vest the Transferred Employee's account balances under the BAE SYSTEMS Retirement Savings Plan No. 2 effective as of the Closing Date. Therefore, we hereby amend Section 8.5 of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following subsection (d) at the end thereto:

          "(d) Retirement Savings Plan Vesting. Seller shall cause the Transferred Employees to fully vest in their account balances under the BAE SYSTEMS Retirement Savings Plan No. 2 effective as of the Closing Date."


     6. Amendment to Section 3.2(a). The parties agreed that at the Closing, Buyer shall deliver to Seller, in addition to the other amounts contemplated by the Asset Purchase Agreement, the sum of $185,569.00 as a reimbursement for various insurance/benefit premiums in respect of Business Employees paid by Seller for the month of November 2002. Therefore, we hereby amend Section 3.2(a) of the Asset Purchase Agreement, effective as of the date of this amendment letter, by adding the following at the end thereto:

          "and (iii) deliver to Seller the sum of $185,569.00 as a reimbursement for various insurance/benefit premiums in respect of Business Employees paid by Seller for the month of November 2002, payable in cash by wire transfer of immediately available funds to the bank account designated by Seller in accordance with Section 4.1."

Except as specifically amended herein, the provisions of the Asset Purchase Agreement and all other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed.

This letter shall be deemed to be a contract made under seal and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

This letter may be executed on any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument.


Please indicate your agreement and acceptance of the foregoing by executing this letter in the appropriate space below and returning the signed letter agreement to the undersigned.

Very truly yours,


BAE SYSTEMS AEROSPACE ELECTRONICS INC.


By:       /s/ Susan L. Finkel
          ----------------------------
Name:     Susan L. Finkel
Title:    Vice President and Secretary



AGREED TO AND ACKNOWLEDGED:

SIGNIA-IDT, INC. (formerly known as IDT Acquisition Co.)


By:      /s/ Robert B. McKeon
         -----------------------------
Name:    Robert B. McKeon
Title:   President


INTEGRATED DEFENSE TECHNOLOGIES, INC.


By:      /s/ Robert B. McKeon
         -----------------------------
Name:    Robert B. McKeon
Title:   Chairman of the Board